Exhibit 2.1

Share Purchase Agreement

By and between

The Core Sellers

and

The Other Sellers

(as Sellers)

and

COMPUTER TASK GROUP IT SOLUTIONS S.A.

(as Buyer)

Regarding the sale and purchase of 100% of the shares of

FINANCIÈRE SOFT SAS

Dated February 15, 2018

Table of contents

1.	DEFINITIONS - INTERPRETATION	6

1.1	General Definitions	6
1.2	Terms Generally - Interpretation	14

2.	SALE AND PURCHASE OF THE SHARES	15

3.	PURCHASE PRICE	16

3.1	Purchase Price	16
3.2	Payments on the Completion Date	16
3.3	Earn-Out	16
3.4	Locked Box	18

4.	COMPLETION	19

4.1	Completion Date	19
4.2	Deliveries by the Sellers	19
4.3	Deliveries by the Buyer	21

5.	REPRESENTATIONS OF THE CORE SELLERS	21

5.1	Authorisation of Agreement - No Conflict	22
5.2	Corporate Matters	23
5.3	Books and Records	24
5.4	Financial Statements	24
5.5	Conduct of Business	25
5.6	Assets	27
5.7	Intellectual Property Rights - Data Privacy	27
5.8	Information Technology	29
5.9	Tax	29
5.10	Legal Proceedings	30
5.11	Permits and Approvals	30
5.12	Compliance with Laws, Judgments and Governmental Authorizations	31
5.13	Contracts	31
5.14	Real Estate	32
5.15	Environment	32
5.16	Subsidies	32
5.17	Insurance	33
5.18	Guarantees	33
5.19	Employment	33
5.20	Product Liability	35
5.21	Related-party Transaction	35
5.22	Liabilities	36
5.23	Brokers and Finders	36
5.24	Fair Disclosure	37

6.	REPRESENTATIONS OF THE BUYER	37

7.	INDEMNIFICATION	37

7.1	Responsibility of the Core Sellers	37
7.2	Scope of Indemnification	38
7.3	Calculation of the Indemnity	38
7.4	De Minimis - Threshold - Cap	39
7.5	Survival Period	40
7.6	Claim	40
7.7	Third-Party Claims	41
7.8	Set-off	42

8.	SELLERS SPECIFIC INDEMNITIES	42

9.	ESCROW	43

10.	COVENANTS	44

10.1	Non-competition	44
10.2	Non-solicitation	45
10.3	Sellers’ Status	45

11.	MISCELLANEOUS	47

11.1	Confidentiality - Public Announcement	47
11.2	Sellers Representative	48
11.3	Expenses, Costs, Transfer Duties and Taxes	49
11.4	Notices	49
11.5	Waiver	50
11.6	Entire Agreement / Incorporation by Reference / Amendment	50
11.7	Severability	50
11.8	No Assignment	50
11.9	Other	51

12.	GOVERNING LAW / JURISDICTION	52

12.1	Governing Law	52
12.2	Jurisdiction	52

BETWEEN THE UNDERSIGNED

1.	Mr. Léon Levy, a French citizen, born on march 22th 1957 in Safi (Morocco) and residing 85 avenue Charles de Gaulle 92200 Neuilly sur Seine France ;

2.	Mr. Serge Saada, a French citizen, born on December 10th 1959 in Tunis (Tunisia) and residing 97, rue de Courcelles – 75017 Paris;

3.	Mr. Moïse Torjmane, a French citizen, born on November 23th 1968 in Casablanca (Morocco) and residing 50 avenue Raymond-Poincare 75116 Paris ;

4.	Halenbiz, a civil company with a share capital of 524.512 euros having its registered office located 85 avenue Charles de Gaulle 92200 Neuilly-sur-Seine, and registered in Nanterre RCS under number 835 232 711, represented by Mr Léon Levy, duly empowered for the purpose hereof ;

5.	AT Conseil, a civil company with a share capital of 374.680 euros having its registered office located 50 avenue Raymond-Poincare 75116 Paris and registered in Paris RCS under number 835 278 698, represented by Mr Moïse Torjmane, duly empowered for the purpose hereof;

6.	Emeth Conseil, a civil company with a share capital of 291.440 euros having its registered office located 97, rue de Courcelles 75017 Paris and registered in Paris RCS under number 835 254 020, represented by Mr Serge SAADA, duly empowered for the purpose hereof ;

7.	Mrs. Hava Levy, a French citizen, born on December 6th 1997 in Paris and residing 85 avenue Charles de Gaulle 92200 Neuilly Sur Seine ;

8.	Mr. Avidan Levy, a French citizen, born on December 5th 1999 in Paris and residing 85 avenue Charles de Gaulle 92200 Neuilly Sur Seine ;

9.	Mr. Adiel Levy, a French citizen, born on February 5th 2003 in Paris and residing 85 avenue Charles de Gaulle 92200 Neuilly-sur-Seine, represented by Mr. Maurice Levy, duly authorized for the purpose hereof in is quality of tiers administrateur ;

10.	Mrs Abigaïl Torjmane, a French citizen, born on June 18th 1996 in Paris and residing 50 avenue Raymond Poincare 75116 Paris ;

11.	Mr. Ariel Torjmane, a French citizen, born on December 8th 1999 in Paris and residing 50 avenue Raymond-Poincare 75116 Paris ;

12.	Mrs. Ava Torjmane, a French citizen, born on April 5th 2001 in Paris and residing 50 avenue Raymond-Poincare 75116 Paris represented by Mr. Michaël Hassine, duly authorized for the purpose hereof in is quality of tiers administrateur ;

13.	Mr. Salomon Torjmane, a Morocco citizen, born on July 14th 1928 in Beni-Mellal (Morocco) and residing 68, avenue Simon Bolivar 75019 Paris ;

14.	Mrs. Annette Torjmane born Tordjman, a French citizen, born on January 1st 1940 in Meknes (Morocco) and residing 68, avenue Simon Bolivar 75116 Paris ;

15.	Mr. Ouriel Saada, a French citizen, born on January 9th 1995 in Neuilly-sur-Seine and residing 97, rue de Courcelles 75017 Paris ;

16.	Mr. Zeev Saada, a French citizen, born on November 11th 1989 in Paris and residing 97, rue de Courcelles 75017 Paris ;

17.	Mrs. Noa Saada, a French citizen, born on July 23th 2000 in Paris and residing 97, rue de Courcelles 75017 Paris represented by Alain Saada, duly authorized for the purpose hereof in is quality of tiers administrateur ;

18.	Mrs. Nathalie Saada, a French citizen, born on August 9th 1964 in Paris and residing 97, rue de Courcelles 75017 Paris ;

The parties (1) to (6) are hereinafter collectively referred to as the “Core Sellers” and, individually, as a “Core Seller”. The parties (7) to (18) are hereinafter collectively referred to as the “Other Sellers” and, individually, as an “Other Seller”. The Other Sellers and the Core Sellers are hereinafter collectively referred to as the “Sellers” and, individually, as a “Seller”.

AND

19.	COMPUTER TASK GROUP IT SOLUTIONS S.A., a Luxembourg company with a share capital of 31,000 euros, having its registered office located ZA. de Bourmicht, 10A rue des Mérovingiens, 8070 Bertrange (Luxembourg), and registered in Luxembourg under number RC B 110615, represented by Mr. Filip Gydé, duly empowered for the purpose hereof, hereinafter referred to as the “Buyer”,

The Sellers and the Buyer are hereinafter collectively referred to as the “Parties” and, individually, as a “Party”.

RECITALS

A.	Financière Soft SAS is a French company (société par actions simplifiée) incorporated under French law, having its registered office located 5, avenue de la Porte de Clichy - 75017 Paris (France), registered with the Trade and Companies Registry of Paris under the number 523 319 176 (the “Company”).

The Company has a share capital of 6,510,766 euros, divided into 6,510,766 issued ordinary shares with a nominal value of one (1) euro each (the “Shares”).

B.	Prior to the Completion Date:

(i)	operations related to the share capital of the Company have been completed by the Sellers, the detail of which is set forth in Exhibit B(i) attached hereto (the “Prior Restructuring”); and

(ii)	the Minority Shareholders have duly and properly transferred all of their Shares to the Sellers as described in Exhibit B(ii) attached hereto (the “Prior Transfers”).

C.	As a result of the Prior Restructuring and of the Prior Transfers, the Sellers currently hold all of the Shares representing 100% of the share capital and voting rights of the Company, in the proportion and details set forth in Exhibit C(i) attached hereto (the “Sellers’ Allocation”).

D.	The Company currently holds directly:

(i)	all of the issued shares representing 100% of the share capital and voting rights of Soft Company SAS, a company (société par actions simplifiée) incorporated under French law, with a share capital of 1,820,000 euros, having its registered office located 5, avenue de la Porte de Clichy - 75017 Paris (France), registered with the Trade and Companies Registry of Paris under number 383 398 484 (“SC”); and

(ii)	all of the issued shares representing 100% of the share capital and voting rights of Nessi Consulting SAS, a company (société par actions simplifiée) incorporated under French law, with a share capital of 39,000 euros, having its registered office located 5, avenue de la Porte de Clichy - 75017 Paris (France), registered with the Trade and Companies Registry of Paris under number 483 470 589 (“NC”).

SC and NC are hereinafter collectively referred to as the “Subsidiaries” and, individually, as a “Subsidiary”. The Company and the Subsidiaries are referred to collectively as the “Target Group Companies” and, individually, as a “Target Group Company”. The share capital structure of the Target Group Companies is set forth in Exhibit D attached hereto.

E.	The Core Sellers have procured that the Company has complied with its obligation to inform all its employees of the contemplated sale of the Shares and the related right for such employees to submit an offer of purchase of the Shares in accordance with Law no. 2014-856 of 31 July 2014 (Loi relative à l’économie sociale et solidaire) (“Loi Hamon”).

F.	A preliminary letter of intent has been executed between Mr Moïse TORJMANE, Mr Leon LEVY, Mr Serge SAADA and Computer Task Group Inc. on November 24, 2017.

G.	The Buyer has conducted, along with its accounting, legal and tax advisors, its own prior independent due diligence review on the basis of elements submitted in good faith by the Core Sellers and their advisors through a virtual data room opened from December 11, 2017 to January 10 2018 online. As part of such due diligence process, the Buyer and its advisors were also able to raise certain questions (Q&A) to the Company’s management and the Core Sellers. The list of documents uploaded into the data room and of the questions asked by the Buyer and its advisors are set forth in Exhibit G attached hereto (the “Data Room Documents”), it being understood, for the avoidance of doubt, that the Core Sellers shall nonetheless remain liable under Article 7 for any Losses resulting from any facts, events or circumstances described or referred to in such Data Room Documents, except if such facts, events or circumstances have been specifically disclosed by the Core Sellers to the Buyer in the Disclosure Schedules, as provided in Section 7.3(vi).

H.	Upon conclusion of a satisfactory review of such information, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all the Shares on the terms and subject to the conditions set forth in this share purchase agreement (the “Agreement”).

IT IS HEREBY AGREED AS FOLLOWS

1.	DEFINITIONS - INTERPRETATION

1.1	General Definitions

“2017 Earn-Out” has the meaning set forth in Section 3.3.1 of this Agreement.

“2017 Financial Statements” means the audited consolidated financial statements of the Target Group for FY 2017.

“2018 Earn-Out” has the meaning set forth in Section 3.3.1 of this Agreement.

“2018 Financial Statements” means the audited consolidated financial statements of the Target Group for FY 2018.

“2019 Earn-Out” has the meaning set forth in Section 3.3.1 of this Agreement.

“2019 Financial Statements” means the audited consolidated financial statements of the Target Group for FY 2019.

“Accounting Expert” has the meaning set forth in Section 3.3.2(ii)(d) of this Agreement.

“Acquisition” has the meaning set forth in Section 2 this Agreement.

“Affiliate” means any entity directly or indirectly Controlling, or Controlled by, or under common Control with, another entity (based on the definition of “Control” provided by Article L. 233-3 of the French Commercial Code).

“Agreement” has the meaning set forth in paragraph H of the Recitals.

“Business” means the services of a Digital Service Company (Entreprise de Service Numérique) (advice, technical assistance, recruitment and provision of personnel to clients and/or for the client’s tools and projects) performed by the Target Group Companies on the Completion Date and/or at any time during the period from the Completion Date until December 31, 2019.

“Business Day” means any day on which the commercial banks in France, are open for normal business transactions, excluding Saturday.

“Buyer” has the meaning set forth on the first page of this Agreement.

“Capital Gain Risk” means any Loss arising from or related to the absence of (α) follow up statements of capital gain in deferred taxation and (ß) register of capital gain in deferred taxation in connection with previous restructuring operations listed in Exhibit 1.1 attached hereto.

“Claim” has the meaning set forth in Section 7.6 of this Agreement.

“Claim Notice” has the meaning set forth in Section 7.6 of this Agreement.

“Completion” has the meaning set forth in Section 4.1 of this Agreement

“Completion Date” has the meaning set forth in Section 4.1 of this Agreement.

“Completion Payment” has the meaning set forth in Section 3.2(i) of this Agreement.

“Control(led)” has the meaning defined by Article L. 233-3 of the French Commercial Code (Code de Commerce).

“Company” has the meaning set forth in the Recitals of this Agreement.

“Core Sellers” has the meaning set forth in the Recitals of this Agreement

“Core Sellers’ Allocation” is set forth in Exhibit C(ii) of this Agreement, it being understood that such Core Sellers’ Allocation has been prepared under the Core Sellers’ sole responsibility, and that, by making any payments to the Core Sellers in accordance with the proportions set forth in the Core Sellers’ Allocation, the Buyer shall fully satisfy its obligations, and shall have no further liability to any of the Core Sellers with respect to the allocation of such payments.

“Data Room Documents” has the meaning set forth in paragraph G of the Recitals.

“De Minimis” has the meaning as set forth in Section 7.4 of this Agreement.

“Disclosure Schedules” has the meaning set forth in Article 5 of this Agreement.

“Earn-Out Amount” has the meaning set forth in Section 3.3.2 of this Agreement.

“Earn-Out Calculation” has the meaning set forth in Section 3.3.2 of this Agreement.

“Earn-Out Notice” has the meaning set forth in Section 3.3.2 of this Agreement.

“EBIT” means the aggregate amount of the earnings before interest and taxes and before profit sharing plans (participation) and research tax credit (crédit impôt recherche) generated by the Target Group Companies, on a consolidated basis.

“Employees” has the meaning set forth in Section 5.19(h) of this Agreement.

“Environmental Law” means all EU and French laws, regulations, orders, circulars, guidelines, codes, judgments or decrees in force in France concerning the protection of the environment including, but not limited to those laws and requirements governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of hazardous substances (including asbestos), classified facilities (installations classées) and the rules, regulations, legally enforceable decisions, orders and directives of regional, or local governmental agencies and authorities with respect thereto which are applicable to the activities carried out by the Target Group Companies.

“Escrow Account” has the meaning set forth in Section 3.2 of this Agreement.

“Escrow Agent” means the Séquestre Juridique du Barreau de Paris.

“Escrow Agreement” has the meaning set forth in Article 9 of this Agreement.

“Escrow Amount” has the meaning set forth in Section 3.2 of this Agreement.

“Fairly Disclosed” means a disclosure of a fact and related risk in a manner which in view of the level of information available to the Buyer at the date thereof allowed the Buyer to reasonably identify the impact of such fact and related risk on the business operations and prospects of the Target Group Companies. Not Fairly Disclosed shall be facts and related risk which are not clearly apparent to be identifiable by a reasonable business person or advisor.

“Financial Statements” has the meaning set forth in Section 5.4(a) of this Agreement.

“French GAAP” means the generally accepted accounting principles applicable in accordance with the Laws of France as applied on a consistent basis by the Target Group Companies for the purpose of establishing the Financial Statements.

“FY 2017” means the calendar year starting on January 1, 2017 and ending on December 31, 2017.

“FY 2018” means the calendar year starting on January 1, 2018 and ending on December 31, 2018.

“FY 2019” means the calendar year starting on January 1, 2019 and ending on December 31, 2019.

“General Cap” has the meaning set forth in Section 7.4(iii) of this Agreement.

“Governmental Authority(ies)” means any domestic, foreign or supranational court, tribunal or other judicial or arbitral authority, or governmental, administrative or regulatory body, department, agency, commission, authority or instrumentality.

“Governmental Authorization” means any consent, license, franchise, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Information Technology” means computer systems, data processing systems, communication systems, SAAS/IAAS/PAAS, cloud computing, and other information storage or processing systems and the components thereof (including Software hardware, networks, PDAs, scanners, data storage devices, printers, VDUs, firmware, dedicated power supplies, cabling, peripherals, etc.) and associated documentation.

“Initial Term” has the meaning set forth in Section 10.3(b) of this Agreement.

“Intellectual Property” means patents, rights in inventions, confidentiality rights and other rights in information (including know-how and trade secrets), rights in designs, copyrights and related rights, trade mark rights (including passing-off and unfair competition rights, and including trade mark rights in trade names, logos, trade dress and domain names) and database rights, in each case whether or not registered and including applications (and rights to apply) for registration, and all rights and forms of protection of a similar nature.

“Indemnity” has the meaning set forth in Section 7.2 of this Agreement.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Law(s)” means any laws, rules or regulations of any Governmental Authority applicable in the respective jurisdiction.

“Leakage(s)” means:

(i)	any dividend or distribution declared, made or paid by any Target Group Company to any of the Sellers and/or any of the Sellers’ Affiliates;

(ii)	any payments (or assets transferred to or liabilities assumed, indemnified, or incurred) made or agreed to be made by any Target Group Company to or on behalf of or for the benefit of any of the Sellers and/or any of the Sellers’ Affiliates and their respective representatives;

(iii)	any payments paid by any Target Group Company to any of the Sellers exceeding the usual amount of compensation paid to any of the Sellers in connection with their employment and corporate mandates within the Target Group over the past three (3) years in the ordinary course of business;

(iv)	any payments made or agreed to be made including professional advisers’ fees and expenses (and any associated VAT), in connection with the Acquisition;

(v)	any assets transferred to or encumbered or liabilities assumed, indemnified or incurred for the benefit of any of the Sellers and/or any of the Sellers’ Affiliates;

(vi)	the waiver or agreement to waive by any Target Group Company of any amount owed to such Target Group Company by any of the Sellers and/or any of the Sellers’ Affiliates;

(vii)	any payment of, or incurring of any obligation by any Target Group Company to pay, any bonus in connection with the Acquisition to any employee, consultant or officer;

(viii)	any payment made, agreed or incurred in connection with the Prior Restructuring;

(ix)	any agreement or arrangement to complete any of the matters referred to in (i) to (vii) above; and

(x)	any Tax or other fees, costs or expenses paid, incurred or assumed by or on behalf of any Target Group Company in respect of any of the matters set out in (i) to (viii) (inclusive) above,

other than any Permitted Leakage.

“Leakage Claim Period” means the period starting as of the Completion Date and expiring six (6) months as from the Completion Date.

“Leased Real Property” has the meaning as set forth in Section 5.14 of this Agreement.

“Lien” means any pledge, lien, option, restriction, right to acquire, right of pre-emption, third party right or interest, other encumbrance or security interest (sûreté) of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect.

“Locked-Box Accounts” has the meaning set forth in Section 5.4(f) of this Agreement.

“Locked-Box Date” means October 31, 2017.

“Loi Hamon” has the meaning as set forth in the Recitals.

“Loss(es)” means any and all costs, damages, loss or liabilities (including notably reasonable legal and other attorney’s or advisors’ fees and expenses, penalties, interest for late payments and fines).

“Management Services Agreements” mean the two services agreements entered into between Financière Soft and respectively (i) Nessy Consulting on December 27, 2013 and (ii) Soft Company on August 5, 2010.

“Material Adverse Effect” with respect to any Person means any fact, event or circumstance, that either alone or in combination with any other fact, event or circumstance, is materially adverse in relation to the assets, liabilities, business or operations of such Person, or the ability of such Person to perform its obligations hereunder or to consummate the Acquisition; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect to the extent arising from changes in Law, rules, regulations, orders, or other binding directives issued by any Governmental Authority.

“Material Contracts” means all agreements entered into by the Target Group Companies which are material for the conduct of the business of the Target Group Companies, in particular (i) any customer, back-to-back and commercial contract (including purchaser orders) with a value greater than or equal to three hundred and thousand euros (300,000 €) over a period of twelve (12) months, (ii) any other contract exceeding ten thousand euros (10,000 €) or (iii) any contract that can only be terminated with a minimum of six (6) months’ prior notice.

“Minority Shareholders” means Mrs. Valérie Elbaz, Mr. Raphaël Seneor, Mr. Arié Seneor, Mrs. Joëlle Toledano and Mrs. Elsa Uzan.

“Minority Shares” means the Shares previously held by the Minority Shareholders in the proportion set forth in Exhibit B(ii) attached hereto.

“NC” has the meaning set forth in the Recitals of this Agreement.

“Objection(s)” has the meaning set forth in Section 3.3.2(ii) of this Agreement.

“Objection Notice” has the meaning set forth in Section 3.3.2(ii) of this Agreement.

“Other Sellers” has the meaning set forth in the Recitals of this Agreement.

“Overachievement Earn-Out” has the meaning set forth in Section 3.3.1.

“Owned Intellectual Property” has the meaning set forth in Section 5.7 of this Agreement.

“Party” or “Parties” means one or several parties to this Agreement.

“Paying Agent” means Cover Avocats law firm, acting as paying agent on behalf of the Sellers through its CARPA account.

“Paying Agent’s Account” has the meaning set forth in Section 3.2(i) of this Agreement.

“Permitted Leakage” means:

(i)	any accrual and payment of director fees, salaries, bonuses, expenses and consultancy fees including travel expenses paid in accordance with the terms of respective service agreements and arrangements (if any);

(ii)	any payment of third party advisory costs of the Target Group Companies incurred in the ordinary course of business (and not in connection with the Acquisition) including in respect of company secretarial work, legal services, litigation, tax and accounting;

(iii)	any payment of emoluments or expenses reimbursement to managers and the employer’s contributions payable in the ordinary course of business consistent with past practice;

(iv)	any payment of salaries or vacation pay to the employees of the Target Group Company and related contributions payable in the ordinary course of business consistent with past practice;

(v)	any payment of services provided by subcontractors in the ordinary course of business consistent with past practice;

(vi)	any payment made or to be made by or on behalf of any target Group Company to the extent that it is otherwise specifically agreed to as “Permitted Leakage” in writing by the Buyer;

(vii)	any matter to the extent provided for in the Locked Box Accounts;

(viii)	any payment expressly contemplated by this Agreement; and

(ix)	any Tax paid, incurred or assumed by or on behalf of any Target Group Company in respect of any of the matters set out in (i) to (vi) (inclusive) above.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

“Prior Restructuring” has the meaning set forth in Preamble B(i) of this Agreement.

“Prior Transfers” has the meaning set forth in Preamble B(ii) of this Agreement.

“Privacy Policy” means each external or internal, past or present privacy policy and guidelines of the Target Group Companies, including any policy relating to: (a) the privacy of users of any Target Group Companies websites; (b) collection, processing, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties who have provided information to the Target Group Companies); and (c) any employee information relating to data privacy.

“Proceedings” means any action, suit, proceeding, hearing or investigation of, in or before any court, tribunal, arbitrator or administrative agency whatsoever, and in particular any tax or “quasi-tax” authorities (autorités parafiscales) or other authorities.

“Prohibited Activities” has the meaning set forth in Section 10.1.

“Purchase Price” has the meaning set forth in Section 3.1 of this Agreement.

“Representations and Warranties” has the meaning set forth in Article 5 of this Agreement.

“Revenue” means the aggregate revenue generated by the Target Group Companies, on a consolidated basis.

“SC” has the meaning set forth in the Recitals.

“Seller(s)” has the meaning set forth on the first page of this Agreement.

“Sellers’ Allocation” is set forth in Exhibit C(i) of this Agreement, it being understood that such Sellers’ Allocation has been prepared under the Sellers’ sole responsibility, and that, by making any complete payments to the Paying Agent in accordance with Section 3.2, the Buyer shall fully satisfy its obligations, and shall have no further liability to any of the Sellers with respect to the allocation of such payments.

“Sellers Knowledge” means the actual knowledge of any of the Sellers following diligent inquiry, it being understood that the actual knowledge by any of the Sellers shall be considered as the actual knowledge by all of the Sellers.

“Senior Debt” means the financial debt of the Company pursuant to the loan agreement entered into between the Company and the French banks Crédit Lyonnais, Société Générale and Caisse d’Epargne et de Prévoyance Ile de France on February 23, 2016, with a principal amount of 3,100,000 euros.

“Specific Indemnity” has the meaning set forth in Article 8.2(ii) of this Agreement.

“Sellers Representative” has the meaning set forth in Section 11.2 of this Agreement.

“Shares” has the meaning set forth in the Recitals.

“Software” means computer software, including source and object code, firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals, whether maintained, in escrow, or a subscription.

“Specific Cap” has the meaning set forth in Section 7.4(iii) of this Agreement.

“Subsidiary(ies)” has the meaning set forth in the Recitals.

“Target Group” means the Target Group Companies.

“Target Group Companies Intellectual Property” has the meaning set forth in Section 5.6(a) of this Agreement.

“Target Group Company(ies)” has the meaning set forth in the Recitals.

“Tax(es)” means all state and local taxes, levies, imposts, duties, and all similar charges of any kind whatsoever including without limitation income tax, capital gain tax, registration and transfer duties, payroll, real and personal property, withholding, excise, sales, value added, franchise, CIR (crédit impôt recherche), CICE (crédit d’impôt pour la compétitivité et l’emploi), CVAE (cotisation sur la valeur ajoutée des entreprises) and stamp taxes, as well as customs duties, social security charges and contributions imposed by any government or other taxing authority in France or any foreign state, together with any interest, penalties, assessments, or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Threshold” has the meaning set forth Section 7.4(ii) of this Agreement.

“Third Party Claim” has the meaning set forth Section 7.7 of this Agreement.

“Third Party Intellectual Property” has the meaning set forth Section 5.7(b) of this Agreement.

1.2	Terms Generally - Interpretation

Except to the extent that the context otherwise requires:

(a)	when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule or Preamble, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Preamble to, this Agreement unless otherwise indicated;

(b)	the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)	the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)	a reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation;

(f)	if any action is to be taken by any Party pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(g)	references to a Person are also to its permitted successors and assigns;

(h)	unless indicated otherwise, mathematical calculations contemplated hereby shall be made to the fifth decimal place, but payments shall be rounded to the nearest whole cent;

(i)	“ordinary course of business” (or similar terms) shall be deemed followed by “consistent with past practice”;

(j)	the Parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring disfavoring any Party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction hereof;

(k)	the contents of the Disclosure Schedules and the other schedules form an integral part of this Agreement and shall have as full effect as if they were incorporated in the body of this Agreement and any reference to “this Agreement” shall be deemed to include the schedules;

(l)	the provisions of articles 640 to 642 of the French New Code of Civil Procedure shall be applied to calculate the period of time within which or following which any act is to be done or step taken, provided that for purposes of this Agreement, the references in article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” appearing herein.

2.	SALE AND PURCHASE OF THE SHARES

On the Completion Date, on the terms and subject to the conditions of this Agreement, the Sellers hereby agree to sell and to transfer to the Buyer, and the Buyer hereby agrees to purchase from the Sellers, the full legal and beneficial ownership of the Shares, free and clear from any Lien or any other restrictions or limitations of any nature whatsoever, in exchange for the payment of the Purchase Price pursuant to Article 3 (the “Acquisition”).

The Buyer shall benefit from all rights of any nature which are now or which may at any time become attached to the Shares or accrued in respect of them, including (but not limited to) all dividends and distributions declared, paid or made in respect of them on or after the Completion Date.

3.	PURCHASE PRICE

3.1	Purchase Price

The consideration for the sale and purchase of the Shares is equal to (i) a fixed amount of thirteen million five hundred and fifty thousand euros (13,550,000 €) (the “Purchase Price”) and (ii) the Earn-Out Amount (as the case may be).

Subject to the provisions of Article 7, the Purchase Price may not, after the Completion Date, be subject to any upward or downward adjustment.

3.2	Payments on the Completion Date

On the Completion Date, the Buyer shall complete the following payments:

(i)	a portion of the Purchase Price equal to thirteen million one hundred and fifty euros (13,150,000 €) (the “Completion Payment”) shall be paid in cash to the Sellers, by irrevocable wire transfer to the Paying Agent’s bank account whose details are set forth in Exhibit 3.2(i) attached hereto (the “Paying Agent’s Account”). Following the payment of the Completion Payment, the Paying Agent shall allocate the Completion Payment between the Sellers in accordance with the proportions set forth in the Sellers’ Allocation;

and

(ii)	a portion of the Purchase Price equal to four hundred thousand euros (400,000 €) (the “Escrow Amount”) shall be paid in cash to the Escrow Agent, by wire transfer to the bank account of the Escrow Agent whose details are set forth in Exhibit 3.2(ii) attached hereto (the “Escrow Account”).

3.3	Earn-Out

3.3.1	Earn-Out Principles

After the Completion Date, the Core Sellers shall be entitled to the following earn-out (the “Earn-Out”), to the extent payable pursuant to the calculation rules set forth in Exhibit 3.3.1(i) attached hereto:

(i)	a portion of the Earn-Out based on the Revenue and EBIT arising from the 2017 Financial Statements (the “2017 Earn-Out”);

(ii)	a portion of the Earn-Out based on the Revenue and EBIT arising from the 2018 Financial Statements (the “2018 Earn-Out”);

(iii)	a portion of the Earn-Out based on the Revenue and EBIT arising from the 2019 Financial Statements (the “2019 Earn-Out”); and

(iv)	a portion of the Earn-Out based on the combined Revenue and EBIT for both 2018 Financial Statements and 2019 Financial Statements (the “Overachievement Earn-Out”).

A summary of the Earn-Out amounts, targets and calculation rules is set forth in Exhibit 3.3.1(ii) attached hereto.

3.3.2	Determination of the Earn-Out Amount

(i)	Within sixty (60) Business Days following the end of each of the FY 2017, FY 2018 and the FY 2019, the Target Group Companies and their accountants shall prepare under the supervision of the Core Sellers, and deliver, through the Sellers Representative, in writing to the Buyer the detailed calculation of the relevant portion of the Earn-Out (i.e. with respect to FY 2017, the Earn-Out 2017; with respect to FY 2018, the Earn-Out 2018; and with respect to FY 2019, both the Earn-Out 2019 and the Overachievement Earn-Out) in accordance with the rules set forth in Section 3.4.1 (the “Earn-Out Calculation”) and, as the case may be, the amount of the relevant portion of Earn-Out to be paid (the “Earn-Out Amount”), including all reasonable supporting documents for such calculation (the “Earn-Out Notice”).

(ii)	If, within twenty one (21) days following the date of delivery by the Sellers Representative to the Buyer of the Earn-Out Notice:

(a)	The Buyer does not deliver to the Sellers Representative written notice of any objection(s) (the “Objection(s)”) to the Earn-Out Calculation (the “Objection Notice”), then such Earn-Out Calculation and the resulting Earn-Out Amount as set forth in the Earn-Out Notice shall be final and binding upon the Parties.

(b)	The Buyer disagrees with the Earn-Out Notice and the Buyer delivers an Objection Notice to the Sellers Representative, the Sellers Representative and the Buyer shall use their reasonable efforts to resolve any Objection(s) set forth in the Objection Notice.

(c)	In case of an Objection Notice, should the Buyer and the Sellers Representative reach an agreement on the Objection(s) set forth therein, they shall promptly sign a joint statement specifying the agreed Earn-Out Calculation and the resulting Earn-Out Amount.

(d)	In case of an Objection Notice, if the disagreement between the Buyer and the Sellers Representative in relation to any Objection(s) cannot be resolved by mutual agreement between the Buyer and the Sellers Representative within thirty (30) Business Days as from the date of receipt of the Objection Notice, such Objection(s) shall be submitted for resolution to the accounting firm Deloitte (Mr. Benoit Pimont, Partner) or, if Deloitte does not accept such mission, to another internationally recognized independent accounting firm (the “Accounting Expert”) mutually acceptable to the Buyer and the Sellers’ Representative. If, within fifteen (15) days as from the date on which Deloitte shall have refused its mission, the Buyer and the Sellers Representative are not able to agree on the choice of such Accounting Expert, either of the Buyer and the Sellers Representative shall be entitled to request the designation of an Accounting Expert by the President of the Commercial Court of Paris (Tribunal de commerce de Paris).

(e)	The mission of the Accounting Expert shall be exclusively limited to the review of the Objection(s) set forth in the Objection Notice, in order to determine the resulting Earn-Out Amount, in accordance with the methods agreed upon herein by the Parties. In resolving such Objection(s), absent manifest error, the Accounting Expert may not determine an Earn-Out Amount greater than the greatest amount for such Earn-Out Amount claimed by any Party or less than the lowest amount for such Earn-out Amount claimed by any Party. The Buyer and the Sellers Representative shall use all commercially reasonable efforts to cause the Accounting Expert to complete its mission within thirty (30) Business Days as from the date of acceptance of its appointment. The Accounting Expert shall perform its mission in accordance with Article 1592 of the French Civil Code. The resolution of the Objection(s) and, as the case may be, the revision of the Earn-out Amount by such Accounting Expert shall be made in writing, notified to the Buyer and the Sellers Representative and shall be final, conclusive and binding upon the Core Sellers and the Buyer, except in the event of a manifest error (erreur manifeste) of the Accounting Expert. The Buyer and the Sellers Representative shall provide the Accounting Expert (or ensure that the Accounting Expert is provided) with all information it may reasonably request in order to facilitate the performance of its mission. The fees and expenses charged by the Accounting Expert shall be borne equally by the Core Sellers, on the one hand, and the Buyer, on the other hand.

(iii)	Should all of the Core Sellers leave, for any reason whatsoever, the Target Group Companies prior to the delivery of any Earn-Out Notice with respect to FY 2017, FY 2018 or the FY 2019, such Earn-Out Notice shall be delivered by the Buyer to the Sellers’ Representative. In such a case, the provisions of Sections 3.4.2(i) and 3.4.2(ii) shall apply mutatis mutandis it being understood that, for the purpose of this Section 3.3.2(iii), the “Sellers Representative” shall be replaced by the “Buyer” and the “Buyer” shall be replaced by the “Sellers Representative”.

3.3.3	Payment of the Earn-Out Amount

As the case may be, the Earn-Out Amount shall be paid in cash by the Buyer to the Core Sellers, within ten (10) Business Days following its final and binding determination in accordance with Section 3.3.2, by wire transfer to the Core Sellers’ Accounts, in accordance with the Core Sellers’ Allocation as set forth in Exhibit C(ii) attached hereto.

3.4	Locked Box

3.4.1	No Leakage

The Core Sellers, acting jointly but not severally (conjointement mais sans solidarité entre eux), warrant to the Buyer that no Leakage has occurred between the Locked-Box Date and the Completion Date.

The Core Sellers also warrant to the Buyer that neither it nor any of their Affiliates has, in its capacity as a director of any Target Group Company or a shareholder of any target Group Company, or by the giving of instructions to any director of any of the Target Group Companies consented to or voted in favour of any Leakage.

If the Buyer considers that any Leakage has occurred prior to the Completion Date, it may, during the Leakage Claim Period, give notice of such fact to the Sellers Representative setting out in reasonable detail the nature, timing and amount of such Leakage. The liability of the Core Seller pursuant to this Section 3.4 shall terminate on the expiry of the Leakage Claim Period, save in respect of any Leakage duly notified by the Buyer in compliance with this Section 3.4 to the Core Sellers prior to that date.

3.4.2	Indemnity

The Core Sellers undertake that, in the event of a breach of Section 3.4.1, they shall pay in cash to the Buyer, on the Buyer’s demand and within ten (10) Business Days as from such demand, a sum equal (on a euro for euro basis) to the amount of any Leakage and, if applicable to such Leakage, shall terminate, cancel and rescind any and all agreements or commitments that constitute Leakage (other than expressly permitted under this Agreement).

Each Seller and/or the Sellers Representative shall promptly notify the Buyer in writing if it becomes aware of a payment or transaction which constitutes or will constitute, if made, Leakage.

4.	COMPLETION

4.1	Completion Date

The completion of the Acquisition (the “Completion”) shall take place at the offices of Baker McKenzie located at 1, rue Paul Baudry - 75008 Paris (France) on the date of execution of this Agreement by all Parties (the “Completion Date”).

All acts and proceedings to be taken and all documents to be executed and delivered by the Parties on the Completion Date shall be deemed to have been taken, executed and/or delivered simultaneously, and, except as permitted hereunder, no acts or proceedings shall be deemed taken nor any documents executed and/or delivered until all such acts and proceedings and all such documents have been actually taken, executed and/or delivered.

4.2	Deliveries by the Sellers

On the Completion Date, the Sellers shall deliver to the Buyer the following documents:

(a)	copies of the share transfer form(s) (ordres de movement) or any relevant documents duly executed evidencing the actual transfer of all of the Minority Shares by the Minority Shareholders to one or several Sellers, along with copies of the related French tax forms n° 2759 duly executed ;

(b)	copies of all relevant documents evidencing the completion of the Prior Restructuring;

(c)	duly completed, signed and dated share transfer forms (ordres de mouvement) for the sale of the Shares by each Seller to the Buyer effective as of the Completion Date;

(d)	three (3) original copies of the French tax form n°2759 executed by each of the Sellers regarding the transfer of the Shares to the Buyer as contemplated hereunder;

(e)	the share transfer register (registre des mouvements de titres) and shareholders’ individual accounts (comptes individuels d’actionnaires) of the Company evidencing that all of the Shares have been transferred from each Seller to the Buyer free and clear from any Liens as of the Completion Date;

(f)	the share transfer register (registre des mouvements de titres) and shareholders’ individual accounts (comptes individuels d’actionnaires) of NC and SC evidencing that all of their shares are fully owned by the Company at Completion Date, free and clear from any Lien as of the Completion Date;

(g)	all available books of corporate bodies minutes or decisions of the Target Group Companies updated through the Completion Date and the related attendance registers;

(h)	copies of the letters executed by each employee of the Company irrevocably waiving their right to submit an offer to purchase the Shares in accordance with Loi Hamon;

(i)	any document evidencing the actual and full reimbursement by the Target Group Companies of the Senior Debt, along with all interest due thereon and the termination of the loan agreement related to the Senior Debt;

(j)	any document evidencing the actual and full release of all of the pledges over the shares of NC and SC resulting from the full reimbursement of the Senior Debt;

(k)	a certificate from each of the Sellers containing confirmation that there are no outstanding shareholder’s advances (comptes courants d’associés) and acknowledging that they do not have and will not have any claim against the Target Group Companies or the Buyer in this respect;

(l)	copies of the resignation letters signed by Mr. Léon Levy from all his legal representative mandates in the Target Group Companies;

(m)	copies of the resignation letters signed by Mr. Serge Saada from all his legal representative mandates in the Target Group Companies;

(n)	copies of the resignation letters signed by Mr. Moïse Torjmane from all his legal representative mandates in the Target Group Companies;

(o)	a copy of any document evidencing the termination of Mr. Serge Saada’s employment agreement with the Target Group Companies;

(p)	a copy of any document evidencing the termination of Mr. Léon Levy’s employment agreement with the Target Group Companies; and

(q)	a copy of any document evidencing the termination of Mr. Moïse Torjmane’s employment agreement with the Target Group Companies.

4.3	Deliveries by the Buyer

On the Completion Date, the Buyer shall deliver to the Sellers:

(a)	an irrevocable wire transfer order of funds signed by the Buyer and sent to the bank of the Buyer for the payment of the Completion Payment to the Paying Agent’s Account in accordance with Section 3.2;

(b)	an irrevocable wire transfer order of funds signed by the Buyer and sent to the bank of the Buyer for the payment of the Escrow Amount to the Escrow Account in accordance with Section 3.2; and

(c)	all authorizations (including as the case may be corporate authorizations) necessary for the Buyer in connection with the execution and consummation of this Agreement;

(d)	the decision by the sole shareholder of each Target Group Company to appoint Mr. Moïse Torjmane, Mr. Serge Saada and Mr. Léon Levy as General Managers (Directeurs Généraux) of each Target Group Company, subject to the terms and conditions provided in Section 10.3; and

(e)	a copy of the Articles of Association of each Target Company as amended on the Completion Date.

5.	REPRESENTATIONS OF THE CORE SELLERS

(i)	The Core Sellers make the representations and warranties relating to the Target Group Companies as set out in this Article 5 (the “Representations and Warranties”). The Representations and Warranties are given as of the date hereof except as otherwise specified.

(ii)	The Core Sellers, acting jointly but not severally (conjointement mais sans solidarité entre eux) hereby, represent and warrant to the Buyer that, as of the Completion Date, the Representations and Warranties set forth in this Article 5 are true, correct, accurate and complete in all respects.

(iii)	Each Representation and Warranty listed in this Article 5 shall be construed as a separate representation and warranty and is given, as the case may be, subject to the exceptions and disclosures of the Sellers in this Agreement and the Schedules hereto (the “Disclosure Schedules” set forth in Exhibit 5 attached hereto).

(iv)	The matters disclosed in a Disclosure Schedule must be specifically identified as an exception to the Representations or Warranties.

(v)	When expressly specified in a Disclosure Schedule, such Disclosure Schedule and the information contained in it shall not be constructed as an exception to the related Representation and Warranty and shall not limit the Indemnity due by the Core Sellers to the Buyer in case of Losses under the conditions set forth in Article 7 of this Agreement.

(vi)	No exception to a Representation or Warranty of the Core Sellers shall be deemed to be made by implication.

(vii)	No document, communication or other information (whether or not in writing) relating to the Target Group Companies of which the Buyer would have knowledge, and no investigation by or on behalf of the Buyer, shall be deemed to prejudice or limit any claim made by the Buyer under such Representations and Warranties or operate to reduce any indemnification amount recoverable within the General Cap, under such a claim, unless it is expressly disclosed in the Disclosure Schedules.

(viii)	The Core Sellers acknowledge that the Buyer has entered into this Agreement in reliance upon the Representations and Warranties, and has been induced by them to enter into this Agreement.

(ix)	For the avoidance of doubt, it is specified that the Representations and Warranties have only been given in order to define the scope of the Core Sellers’ warranty under Article 7 but that they are not the only information supplied to the Buyer prior the Agreement and which have been determining for the consent of the Buyer to enter into this Agreement.

(x)	As a result, the Buyer shall not be entitled to, and expressly waive to, make any Claim under Section 7.2(iv) on the ground of (a) any hidden information and/or (b) more generally, any breach of the Sellers’ information obligations, if the concerned information has actually been disclosed by the Sellers (or on behalf of the Sellers) to the Buyer (or its advisors) in the Data Room Documents prior to the Completion Date, or has been specifically brought to the attention of the Buyer as a result of the “due diligence” conducted prior the Completion Date.

(xi)	It is hereby expressly understood and agreed that the Representations and Warranties are given by the Core Sellers collectively, and that the knowledge of any of the Core Sellers as to the business and operations of the Target Group Companies and as to any of the Representations and Warranties shall be deemed to be the knowledge of all of the other Core Sellers.

5.1	Authorisation of Agreement - No Conflict

(a)	The Sellers have all requisite power, authority and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement. The execution, delivery and performance of this Agreement by the Sellers and the consummation of the Acquisitions have been duly authorized by all necessary action on the part of such Sellers.

(b)	The Sellers have duly and validly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms.

(c)	No injunction issued by any court or Governmental Authority relating to the Sellers in order to restrain or prohibit the consummation of the Acquisition is presently in effect, and no Proceeding relating to the Sellers is threatened or pending before any Governmental Authority in which it is sought to restrain or prohibit this Agreement or the consummation of the Acquisition.

(d)	Unless otherwise expressly provided in this Agreement, neither the execution, delivery and performance of this Agreement by the Sellers, nor the consummation of the Acquisition contemplated hereby or thereby, will require the Target Group Companies or the Sellers to obtain any consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

(e)	Unless otherwise expressly provided in this Agreement, neither the execution, delivery and performance of this Agreement by the Sellers, nor the consummation of the Acquisition contemplated hereby or thereby, will directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Lien on any of the shares or any of the properties or assets of any of the Target Group Companies under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the articles of association of the Target Group Companies, or any resolution adopted by any corporate body of the Target Group Companies, or (iii) any Law, Judgment or Governmental Authorization applicable to the Target Group Companies or the Sellers.

5.2	Corporate Matters

5.2.1	Organization of the Target Group Companies

(a)	Each Target Group Company is duly incorporated, organised, validly existing and in good standing under the laws of France and have all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and as planned to be conducted.

(b)	Each Target Group Company has timely and duly proceeded with any required filing with all relevant Governmental Authorities (including the trade and companies registry (registre du commerce et des sociétés)).

(c)	There is no shareholders’ agreement, separate agreement and understanding relating to or in connection with the shareholding, organization, incorporation, management or sale of any of the Target Group Company.

(d)	The Target Group Companies have not been wound up nor are in the process of being wound up, nor have it been subject to a request of cancellation or of winding up or any equivalent procedure.

(e)	Except for the Prior Restructuring and except as set forth in Schedule 5.2.1(e) attached hereto, The Target Group Companies have not been subject to any legal restructuring (including by way of increase or decrease of share capital, purchase of own shares, merger, demerger, spin-off or apport partiel d’actif) during the last three (3) years.

(f)	The Target Group Companies are not insolvent (état de cessation des paiements) and are not subject to any proceedings which have been commenced with a view to preventing or settling difficulties in the business (prévention des difficultés des entreprises), nor are they subject to any reorganisation or liquidation procedure or any procedure having similar effects.

(g)	Each Target Company has at all times and in all material respects carried out its business and conducted its affairs in accordance with its articles of association (statuts) in force. The Company does not own any shares or equity interests in any other legal entity that NC and SC.

5.2.2	Capital Structure - Ownership

(a)	The Company has a share capital of EUR 6,510,766 divided into 6,510,766 shares with a nominal value of one (1) euro. The Shares have been validly issued and are fully paid up in accordance with applicable Laws.

(b)	The Prior Transfers have been duly and properly completed prior to the Completion Date, in accordance with Exhibit B(ii) attached hereto and all applicable Laws. The Prior Restructuring have been duly and properly completed prior to the Completion Date, in accordance with Exhibit B(i) attached hereto and all applicable Laws. None of the Target Group Companies has any remaining or future obligations and/or liabilities arising from such Prior Transfers and/or Prior Restructuring.

(c)	The Sellers are the owners of and have good and valid title to the Shares (and/or to the usufruit and nue propriété of the Shares, as applicable when such rights have been divided among certain Sellers as part of the Prior Restructuring) free and clear of any Lien as set forth in Exhibit C(i) attached hereto. The Shares represent 100% of the share capital and voting rights in the Company. No further capital, non-voting stock, convertible securities or any type of equity interest in the Company have been created or issued or agreed to be issued.

(d)	The Sellers have the full and unrestricted right, power and authority to validly sell, assign, transfer, convey and deliver, as of Completion Date, the Shares free and clear of any Lien.

(e)	The shares of NC and SC are fully owned by the Company, as set forth in Exhibit D attached hereto, and are free and clear from any Lien. No further capital, non-voting stock, convertible securities or any type of equity interest in SC and NC have been created or issued or agreed to be issued.

(f)	All of the issued and outstanding shares of the Target Group Companies are duly authorized, validly issued, fully paid, not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right and have been issued in compliance with all applicable Laws.

(g)	The Shares and the shares of the other Target Group Companies are not the subject matter of any litigation or dispute of any type.

5.3	Books and Records

(a)	The books of account, minute books (registres des décisions), share record books (registres des mouvements de titres et comptes individuels d’actionnaires) and other records of the Target Group Companies are accurate and complete, and have been duly maintained in accordance with applicable Laws, sound business practices.

(b)	Except as set forth in Schedule 5.3(b) attached hereto, the minute books of the Target Group Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the respective Target Group Companies’ shareholders, and other corporate bodies. No such meeting has been held for which minutes have not been prepared and are not contained in such minute books and all meetings have been duly convened and validly held in accordance with all applicable Laws and the governing documents of the relevant Target Group Companies.

5.4	Financial Statements

(a)	The audited statutory financial statements of the Target Group Companies (consisting of balance sheet, profit and loss statement, notes and explanations and the audit report) for the fiscal year ending on December 31, 2016 are attached hereto as Schedule 5.4(a) attached hereto (the “Financial Statements”).

(b)	The Financial Statements are true, accurate and complete (sincères et fidèles), are consistent with the books and records of the Target Group Companies and have been properly prepared in accordance with applicable Laws and the French GAAP, using the same policies and procedures and the same accounting methods and assumptions as those consistently applied and used by the Target Group Companies in preparing the financial statement for the last three (3) fiscal years.

(c)	The Financial Statements present fairly the financial position and state of affairs of the Target Group Companies as of December 31, 2016.

(d)	The Financial Statements have been audited and certified without conditions or reserves by the auditors of the Target Group Companies, and duly and properly approved by the shareholders of the Target Group Companies. None of the reports on the accounts of the Target Group Companies for any of the three (3) preceding annual accounting periods were qualified by the statutory auditors.

(e)	The Financial Statements and the financial statements for the previous three (3) financial years of the Target Group Companies have been duly and annually unanimously approved by the shareholders of the Target Group Companies.

(f)	The unaudited financial statements of the Target Group Companies (consisting of balance sheet, and profit and loss statement) as of the Locked-Box Date are attached hereto as Schedule 5.4(f) (the “Locked-Box Accounts”). The Locked-Box Accounts are true, accurate and complete (sincères et fidèles), are consistent with the books and records of the Target Group Companies and have been properly prepared in accordance with applicable Laws and the French GAAP, using the same policies and procedures and the same accounting methods and assumptions as those consistently applied and used by the Target Group Companies in preparing the audited financial statements for the last three (3) fiscal years. The Locked-Box Accounts present fairly the financial position and state of affairs of the Target Group Companies as of the Locked-Box Date.

Having regard to the purpose for which the Locked-Box Accounts were prepared, they are not misleading in any material respect and neither materially overstate the value of the assets nor materially understate the liabilities of the Target Group Companies as at the date to which they were drawn up and do not materially overstate the profits of the Target Group Companies in respect of the period to which they relate.

5.5	Conduct of Business

As from November 1st, 2017 and until the Completion Date:

(a)	The Target Group Companies have conducted their respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b)	There has been no change, occurrence or event not in the ordinary course of business of the Target Group Companies which, individually or in the aggregate with any other changes, occurrences and events, has had or could have a Material Adverse Effect on any of the Target Group Companies.

(c)	Each of the Target Group Companies has not caused, completed or permitted any of the following, except to the extent expressly provided otherwise herein in Schedule 5.5 attached hereto:

(i)	any amendments to its organizational documents other that required by applicable Law;

(ii)	declare or pay any dividends on or make any other distributions or payments (whether in cash, stock or property) to the shareholders in respect of any of its issued share capital, or split, combine or reclassify any of its issued share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its issued share capital, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its issued share capital;

(iii)	enter into any Material Contract; amend or terminate any Material Contract;

(iv)	make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, other than advances to employees and consultants for travel and other expenses in the ordinary course of business;

(v)	sell, lease, license or otherwise dispose of or create, extend, grant or issue any Liens over any of its properties or assets (other than in the ordinary course of business in connection with the license or sale of any of the Target Group Company’s products or services to customers);

(vi)	incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(vii)	pay, discharge or satisfy, in an amount in excess of five thousand euros (5,000 €) individually or twenty-five thousand euros (25,000 €) in the aggregate, any claim, liability or obligation, other than in the ordinary course of business

(viii)	make any capital expenditures or commitments, capital additions or capital improvements or enter into any capital leases except in the ordinary course of business;

(ix)	reduce the amount of any insurance coverage provided by existing insurance policies;

(x)	terminate or waive any right or claim of substantial value other than in the ordinary course of business;

(xi)	adopt or amend any employee or compensation benefit plan, except in each case as required by Law, or pay any special bonus or special remuneration to any employee or non employee director;

(xii)	grant any severance or termination pay to any Person or amend or modify any existing severance or termination agreement with any Person, except as required by Law;

(xiii)	acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(xiv)	waive or release any amount owed to the Target Group Companies or entered into any transaction which was not on arms-length terms;

(xv)	make any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements, make, any write-off or write down of or made any determination to write-off or write-down any of its assets and properties, or make any material change in its general pricing practices or policies or any material change in its credit or allowance practices or policies;

(xvi)	make or change any election in respect of Taxes, file any amendment to a Tax return, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; and

(xvii)	take or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 5.5.

5.6	Assets

(a)	Ownership and Condition of Assets

The Target Group Companies have good title to, or in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets, tangible or intangible, free and clear of any Lien.

Each Target Group Company owns or leases all tangible assets used in or necessary to conduct its business as conducted and as currently planned to be conducted by the relevant Target Group Company. Each tangible asset is in good operating condition and repair, free from latent and patent defects, suitable for the purposes for which it is being used and currently planned to be used by the relevant Target Group Company and has been maintained in accordance with normal industry practice.

(b)	Accounts Receivables

All accounts receivables of the Target Group Companies that are reflected in the Financial Statements, in the Locked-Box Financial Statements or in their books and records as of the Completion Date, represent valid obligations. To the knowledge of the Core Sellers, such accounts receivables are as of the Completion Date current or collectible net of the respective reserves shown on the Financial Statements or the Locked-Box Financial Statements (which reserves are adequate and have been calculated consistently with past practice).

5.7	Intellectual Property Rights - Data Privacy

(a)	The Target Group Companies own or otherwise possess valid and legally enforceable rights to use all Intellectual Property owned, created, acquired, licensed or used by them at any time prior to and through the Completion Date (the “Target Group Companies Intellectual Property”). The Target Group Companies Intellectual Property constitutes all of the Intellectual Property used in or necessary to conduct the Business of the Target Group Companies as conducted and as currently planned to be conducted by the Target Group Companies.

(b)	Schedule 5.7(b) attached hereto sets forth an accurate and complete list of Intellectual Property owned by the Target Group Companies as sole owner or co-owner and under a valid title (“Owned Intellectual Property”). The Target Group Companies have not granted any license, sublicense or similar right to use with respect to any such Owned Intellectual Property.

(c)	Schedule 5.7(c) attached hereto sets forth an accurate and complete list of all Intellectual Property that any third party has licensed or sublicensed to the Target Group Companies or otherwise authorized the latter to use (the “Third Party Intellectual Property”), including a list of the related contracts. The Target Group Companies have not granted any sublicense or similar right with respect to any such Third Party Intellectual Property.

(d)	The Target Group Companies Intellectual Property is free of any Lien, and its use in or related to the conduct of the business of the Target Group Companies as formerly or currently conducted or as currently planned to be conducted is not subject to any Judgments or limitations or restrictions on use or otherwise;

(e)	Except inalienable moral rights, if any, no Person, including notably any Employee, former employee, consultant, contractor of the Target Group Companies or any other third party, has any right in the Owned Intellectual Property that could cause any reversion or renewal of rights in favour of that Person or termination of the Target Group Companies’ rights in the Owned Intellectual Property;

(f)	There is not currently, nor has there been in the past, any Proceeding, Judgment, contract or other arrangement that prohibits or restricts the Target Group Companies from carrying on its business, or any portion of it, anywhere in the world or from any use of the Target Group Companies Intellectual Property;

(g)	No event has occurred or circumstance exists that could render the Target Group Companies Intellectual Property invalid or unenforceable. The Sellers have delivered to the Buyer accurate and complete copies of all registrations and applications, each as amended to date, included in the Target Group Companies Intellectual Property and all other written documentation evidencing ownership and prosecution of each such item;

(h)	All of the filings necessary to protect the Target Group Companies Intellectual Property have been made within the required time limits and in the required form, and the Target Group Companies have maintained good records of such Target Group Companies Intellectual Property.

(i)	Neither the conduct of the business of the Target Group Companies nor any creation, use, license or other transfer of the Target Group Companies Intellectual Property infringe or misappropriate any other Person’s Intellectual Property or otherwise gives or could give rise to a claim against the Target Group Companies and no claim against the Target Group Companies is pending or threatened in this respect;

(j)	No third party infringes or misappropriates, nor has any party infringed or misappropriated any of the Target Group Companies Intellectual Property; no such infringement or misappropriation is threatened, nor are the Sellers aware of any facts or circumstances which could give rise to the infringement or misappropriation of the Target Group Companies Intellectual Property;

(k)	The Target Group Companies has taken all actions necessary to protect and preserve each item of the Target Group Companies Intellectual Property, including the trade secrets and other confidential business information included in the Target Group Companies Intellectual Property. The Target Group Companies have taken all actions necessary to comply with all their respective duties to protect the confidentiality of information provided to them by any other Person;

(l)	The Target Group Companies have taken all reasonable steps to comply with the requirements of the applicable data protection Laws with respect to any data processing implemented to manage their activity and market, use and distribute the products, the appropriate information of data subjects, except as set forth in Schedule 5.7(l) attached hereto.

(m)	All Software licenses used by the Target Group Company as of the Completion Date and exhaustively listed in Schedule 5.7(m) attached hereto: (i) have been duly paid and legally acquired, (ii) are not be subject to any kind of claim or restriction as to use (other than as set forth in the terms of the licenses), and (iii) have been modified, altered or used in any way so as to invalidate or compromise any warranty or maintenance agreement from any third party with respect thereto.

5.8	Information Technology

(a)	The Target Group Companies’ Information Technology is covered by warranty and/or maintenance arrangements providing for generally accepted standards in the Target Group Companies’ industry. The Target Group Companies have disaster recovery and security arrangements in relation to the Information Technology systems comparable to generally accepted standards in the industry.

(b)	The Target Group Companies are entitled, whether as owner, lessee or licensee, to use the Information Technology in the conduct of its business, in the manner and for the purposes for which such systems are currently used.

(c)	Except as provided in Schedule 5.8 attached hereto, the Target Group Companies have not experienced any material performance reductions, disruption in its operations as a result of (a) any security breach or intrusions in relation to any Information Technology, (b) any failure, breakdown or other substandard performance of any Information Technology howsoever arising, including as a result of (i) the existence of any Software bug, virus, worm, trojan or other Software based defect, or (ii) any insufficiency of hardware data storage or hardware processing capacity.

(d)	The Target Group Companies have, in accordance with good industry practice, taken precautions to preserve and protect the availability, security and integrity of the Information Technology systems and Intellectual Property stored on or processed by such systems.

(e)	To the knowledge of the Core Sellers, the Target Group Companies have taken all reasonable steps to ensure that any Software used by the Target Group Companies in the carrying on of their business are free of any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent. The Sellers have no grounds for believing that any such code has come into contact with the Software used by the Target Group Companies.

5.9 Tax

(a)	The Target Group Companies have been, until the Completion Date, in compliance with all applicable Laws, rules and regulations related to Tax matters as well as practices of competent Tax authorities.

(b)	All Tax returns required to be filed prior to the Completion Date by or with respect to the Target Group Companies for all Tax periods ending on or prior to the Completion Date (i) have been prepared in the manner required by applicable law, (ii) have been timely filed, (iii) are true, correct and complete and (iv) accurately reflect the liability for Taxes of the Target Group Companies.

(c)	All returns, notifications, computations and payments which should be or should have been made, given or filed by the Target Group Companies for taxation purpose (such as but not limited to direct taxes, stamp duties and VAT) have been made, given or filed within the requisite periods and are up-to-date, correct and made on a proper basis.

(d)	All Taxes shown to be payable on such returns (if any) have been duly and timely paid before the Completion Date to the extent that they have been or are due for payment. All tax credits and receivables (e.g. credit d’impôt recherche) have been duly and fully received or used by the Target Group Companies, except for the “credit d’impôt recherche” of the fiscal year ending on December 31, 2017 that is not yet prepared at the Completion Date.

(e)	The Target Group Companies are not a party to any action or proceeding by any Tax authority for non-payment of taxes nor has it received notice from such body of any claim for such non-payment of Taxes. The Target Group Companies are currently not subject to a Tax audit by any Tax authority and no written notice or other communication of any such Tax audit has been received.

(f)	The Target Group Companies are not a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Governmental Authority).

(g)	There are no Lien upon any properties or assets of the Target Group Companies arising from any failure or alleged failure to pay any Tax (other than statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in the Financial Statements or in the Locked-Box Financial Statements). The Target Group Companies do not benefit from any specific favourable tax treatment or regime (including as a result of any undertaking to continue to hold any securities) which will be automatically modified solely as a result of the Acquisition.

5.10	Legal Proceedings

(a)	Except as set forth in Schedule 5.10 attached hereto, there are no pending Proceedings (a) by or against the Target Group Companies or that otherwise related to or could reasonably be expected to affect the Target Group Companies business, properties or assets, (b) by or against the Sellers, the legal representatives, directors or officers of the Target Group Companies in their capacities as such or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Acquisition.

(b)	To the Sellers Knowledge, no such Proceeding has been threatened, and no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

5.11	Permits and Approvals

(a)	The Target Group Companies had and have all the licenses, permits and authorizations required which are necessary to carry on their business as presently conducted.

(b)	The fact that this Agreement is executed and the Acquisition is consummated will not lead to the automatic termination (i.e. a termination as a matter of Law) of the Target Group Companies’ licenses, permits and authorizations and will also not give rise to any rights of the competent authorities or other third parties to terminate such licenses, permits and authorizations.

5.12	Compliance with Laws, Judgments and Governmental Authorizations

(a)	The Target Group Companies conduct and have conducted their business and operations in compliance with all applicable Laws.

(b)	The Target Group Companies have not received any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Law, Judgment or Governmental Authorization, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, or any actual, alleged or potential obligation on the part of the Target Group Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

5.13	Contracts

(a)	Schedule 5.13 attached hereto sets forth an accurate and complete list of all the Material Contracts entered into by the Target Group Companies

(b)	All Material Contracts are legal, valid, binding, enforceable and in full force and effect in accordance with their respective terms.

(c)	Except as provided in Schedule 5.13 attached hereto, the Target Group Companies have in all respects properly performed all of its obligations arising out of the Material Contracts, and no notice of termination has been received or given, and no Target Group Company have received notice that it is in default under any Material Contract. The co-contracting parties have properly performed all obligations arising out of the Material Contracts and no grounds for termination exist.

(d)	No co-contracting party to any Material Contract has a right to terminate or modify its rights or obligations under a change of Control or other specific provision in any Material Contract as a result of the Acquisition.

(e)	No co-contracting party to any Material Contract is in material breach of such Material Contract.

(f)	The execution, delivery and performance of this Agreement and the performance of the Acquisition contemplated herein do not result in the breach or violation of or default under any Material Contract or accelerate payment of any payments due, under any Material Contract.

(g)	No legal representative, director, agent, Employee or consultant or other independent contractor of the Target Group Companies is a party to, or is otherwise bound by, any Material Contract, including any confidentiality, non-competition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Target Group Companies, (ii) his or her ability to assign to the Target Group Companies rights to any invention, improvement, discovery or information relating to its business or (iii) the ability of the Target Group Companies to conduct its business as currently conducted or as currently proposed to be conducted.

(h)	The Target Group Companies are not a party to any contract, commitment or arrangement (other than the Material Contracts) which is outside the ordinary course of business or which is not on arm’s length terms.

(i)	The terms and conditions of any agreements to which the Target Group Companies are a party comply with applicable Laws, including applicable antitrust Laws.

5.14	Real Estate

(a)	The Target Group Companies do not own and have never owned any real property, nor is or has been a party to a contract regarding the acquisition of any real property.

(b)	Schedule 5.14 attached hereto sets forth an accurate and complete list of the premises leased or otherwise occupied by the Target Group Companies (the “Leased Real Property”).

(c)	The Target Group Companies hold valid leasehold interests in the Leased Real Property, free and clear of any Lien. With respect to such lease, the Target Group Companies have not exercised or given any notice of exercise of, nor have any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such lease.

(d)	The Target Group Companies are in peaceful and undisturbed possession of the Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of the Target Group Companies to use such Leased Real Property for the purposes for which it is currently being used.

(e)	The Target Group Companies have not subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property, and the Target Group Companies have not received notice of any claim of any Person to the contrary.

5.15	Environment

(a)	The business activities of the Target Group Companies have been operated, and the real property occupied by them (whether as owner or lessee) are, in compliance in all material respects with all applicable Environmental Laws.

(b)	The Target Group Companies hold all the required authorizations and have filed all declarations required to legally conduct their business activities, as such activities are currently conducted.

(c)	None of the Sellers is aware of any fact, circumstance, act or omission, whether current or past, relating in any manner whatsoever to the Target Group Companies, that could be likely to result in an investigation, claim, lawsuit, arbitration or trial, environmental remediation or regulatory action, based on an alleged loss, damage, liability or failure to comply with Environmental Laws.

5.16	Subsidies

(a)	The Target Group Companies have never applied for, received nor used payments from public funds.

(b)	The Target Group Companies do not benefit from any subsidy from any Person nor has it performed any act which is likely to result in the reimbursement or non-payment of a subsidy or a contribution or other advantage of a Tax, social security, customs or other nature which would have been paid to it.

5.17	Insurance

(a)	Schedule 5.17 attached hereto sets forth an accurate and complete list of the insurance policy subscribed by the Target Group Companiesat the Completion Date. The Target Group Companies maintain with reputable insurance companies insurance in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or similar business.

(b)	All premiums due and payable under such certificates of insurance, binders and policies have been paid by the Target Group Companies.

(c)	There are no pending claims under any existing insurance policies.

(d)	The Target Group Companies are not in breach of any insurance policy and none of the insurance policies will terminate as a result of the Acquisition.

5.18	Guarantees

Other than as reflected in the Financial Statements or the Locked-Box Financial Statements:

(i)	The Target Group Companies have not granted any guarantees for the performance of obligations entered into either by third parties and there are no off balance sheet undertakings.

(ii)	The Target Group Companies have not granted or undertaken to grant any guarantees over its assets, nor has received any notice of registration of any such security from any third party.

(iii)	The Target Group Companies have not held themselves out as guarantor and have not granted any guarantee to any Person. No off-balance sheet undertakings exist, whether related to the activities, properties or assets of the Target Group Companies or otherwise.

5.19	Employment

(a)	The Target Group Companies are, and at all times were, in conformity with all Laws applicable and relating to labor matters, including with respect to, but not limited to, occupational safety and health Law, the employees’ representatives, the profit-sharing plans, the existence of internal rules, duration of work, overtime, retirement, social security and rules on fixed-term employment contracts.

(b)	Schedule 5.19(b) attached hereto sets forth an accurate and complete list of all collective bargaining agreements and trade union agreements legally applicable to the Target Group Companies, including any amendments thereof. The Target Group Companies are and at all times was, in conformity with the terms and conditions of the collective bargaining agreements legally applicable to it, trade union and internal agreements, and all employment agreements they have entered into.

(c)	The Target Group Companies are, and at all times were in all material respects, in conformity with the provisions of all insurance plans and policies, specifically those relating to health, disability, death and retirement.

(d)	There are and have been no investigation or suit against the Target Group Companies or their legal representatives, directors, officers, managers or employees for obstruction, or following any refusal of, or delay in, the creation in accordance with applicable Laws of a works council or other employee representative body, employees’ profit-sharing plans or a health and safety committee, and no such investigation or suit is threatened against the Target Group Companies, their legal representatives, directors, officers, managers or employees.

(e)	The Target Group Companies have complied with applicable Laws applicable to individuals who simultaneously hold a corporate position and an employee position.

(f)	The Target Group Companies have not received written notice (the subject of which has not been resolved as required thereby or otherwise to the satisfaction of the Person who sent the same) of any violation of the Laws in force relating to representatives of the employees or labor, wages, overtime, duration of work, retirement, social security, family allowance, unemployment Laws in force.

(g)	All payments to the relevant Governmental Authorities, deductions and withholdings related to compensation paid to the employees or former employees, which must be withheld under applicable Laws (including, where applicable, contributions relating to social security, family allowances, retirement and unemployment and, more generally, with all other contribution, instalment or payment connected with social welfare), have been fully made by the Target Group Companies.

(h)	Schedule 5.19(h) attached hereto sets forth accurate and complete lists of all of the employees of the Target Group Companies, including any trainees and temporary workers (the “Employees”), including accurate and complete information on their age, starting dates, positions, monthly and annual income, applicable termination periods and any specific agreements, benefits or benefits in kind applicable to them. The Target Group Companies have, in accordance with applicable Laws, duly declared and registered all their employees to the relevant authorities and have duly verified that all foreign employees have the required residence and work permit to legally reside and work in the relevant jurisdiction.

(i)	The Target Group Companies have not entered into consultancy type arrangements and there are no disputes pending or threatened relating to third parties (including but not limited to interim workers or service providers) seeking to have their relation with the Target Group Companies requalified into an employment relation. There is no risk of requalification into employment agreements of former or existing contracts or relationships between any of the Target Group Companies and Persons having provided services to such Target Group Company, except as set forth in Schedule 5.19(i) attached hereto.

(j)	None of the Employees or former employees of the Target Group Companies or any other Person, receive or are entitled to receive from the Target Group Companies compensation proportional to profits or turnover, all of which would be the subject of proper reserves in the Financial Statements or in the Locked-Box Financial Statements in accordance with French GAAP.

(k)	The Target Group Companies are not in breach of any clause of the Employees’ employment contracts (as amended as the case may be). All salaries, commissions and bonuses due to the Employees and any former employees (including any former officers) by the Target Group Companies, have been paid or a proper reserve has been duly made in the Financial Statements or in the Locked-Box Financial Statements in respect thereof in accordance with French GAAP.

(l)	Except as set forth in Schedule 5.19(l) attached hereto, there are no Proceedings pending or threatened against the Target Group Companies, and there have been no such Proceedings in the three (3) years prior to the Completion Date, by any of the Employees or former employees (including any former legal representatives or officers) (for requalification or otherwise).

(m)	There are no pending or threatened audits or investigations, and there have been no such audits or investigations in the three (3) years prior to the Completion Date.

(n)	The Target Group Companies have not been subject, in the three (3) years prior to the Completion Date, to any reassessment from social security authorities or other competent authorities in relation to such a violation or breach. To the Sellers Knowledge, there are no facts or events that may give rise to such audits, investigations or reassessment.

(o)	At the Completion Date and except in the ordinary course of business, the Target Group Companies do not owe any amounts in payment to any Person for any past services or in connection with the termination of an employment agreement or a corporate mandate.

(p)	Except for such plans as may be mandatory under applicable Laws or collective bargaining agreements (such as, for instance, the régime général or the médaille du travail), there is no retirement plan, share subscription or purchase plan, retirement bonus plan, life or health insurance plan or other benefits of any nature whatsoever, in favor of the Employees, any former employees or any other Person within the Target Group Companies, which will continue to be in effect after the Completion Date, nor any contractual undertaking or moral obligation to establish any such plan.

(q)	The Employees are not entitled, in the event of removal or dismissal, to be paid any amounts (i) exceeding those provided for by Law and by the applicable collective bargaining agreement or trade union agreements or (ii) under a “Golden Parachute” clause.

(r)	No Employees or former employees of the Target Group Companies nor any other Person has the right to a pension or any other benefit at the time of the retirement of an employee in excess of those provided for by Law and by the applicable collective bargaining agreement or trade union agreements, all of which are the subject of proper reserves in the Financial Statements or in the Locked-Box Financial Statements in accordance with applicable French GAAP.

(s)	Prior to the Completion Date, the Employees have been duly and properly informed of the contemplated sale of the Shares and their related right to submit an offer of purchase of the Shares in accordance with Loi Hamon.

5.20	Product Liability

Third parties have no claims against the Target Group Companies in connection with any products delivered or services rendered or being rendered by the Target Group Companies on or prior the Completion Date.

5.21	Related-party Transaction

Schedule 5.21 attached hereto sets forth an accurate and complete list of all contracts to which the Target Group Companies, their legal representatives or managers on the one hand and the Sellers or any of their Affiliates, legal representatives or managers on the other hand are a party to.

Except as set forth in Schedule 5.21 attached hereto, neither the Sellers nor any of their Affiliates, legal representatives or managers nor any legal representatives or managers of the Target Group Companies is (a) a supplier, customer, licensor, distributor, landlord, tenant, independent contractor or creditor of the Target Group Companies, or (b) a debtor of the Target Group Companies.

All the contracts listed as Schedule 5.21 attached hereto have been entered into on arm’s length basis.

5.22	Liabilities

a)	Senior Debt

The Senior Debt has been fully and properly reimbursed on or prior to the Completion Date and the Target Group Companies have been fully and irrevocably discharged of any obligation and/or liability relating to or arising out of such Senior Debt.

b)	Debts and liabilities

Other than the Senior Debt, none of the Target Group Companies has incurred any loan or financing. None of the Target Group Companies has any remaining obligations and/or liabilities in connection with any loan or financing other than recorded in the Locked-Box Accounts and set forth in Schedule 5.22 attached hereto. All debts and liabilities are properly recorded in the Locked-Box Accounts. All reserves (provisions) in the Locked-Box Accounts have been properly recorded, and are complete and accurate.

The financial debt pursuant to the loan agreement entered into between the Company and Oseo on June 1st, 2012 with a principal amount of three hundred sixty thousand euros (360,000 €) was also fully reimbursed prior to the Completion Date.

c)	Absence of Undisclosed Liabilities

The Target Group Companies do not have any obligation or liability (whether accrued, absolute, contingent or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Completion Date, or any action or inaction at or prior to the Completion Date, or any state of facts existing at or prior to the Completion Date other than (i) liabilities expressly set forth on the last Financial Statements; and (ii) liabilities and obligations which have arisen after the date of the last Financial Statements in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, breach of law or regulations, tort, infringement, claim or lawsuit).

5.23	Brokers and Finders

No Person has acted as a broker, finder or financial advisor for the Company, the Sellers or any of their Affiliates in connection with the negotiations relating to the Acquisition, and no Person is entitled to any fee or commission or similar payment in respect thereof from any Target Group Company, the Buyer or any of their respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of the Target Group Company, the Sellers or any of their Affiliates.

5.24	Fair Disclosure

During the data room process and negotiations preceding signature of the Agreement, the Sellers did not knowingly or intentionally omit to disclose to the Buyer any relevant facts, events, circumstances or information relating to the Target Group Companies which are or could constitute a material breach or inaccuracy in any of the representations and warranties made in this Article 5.

6.	REPRESENTATIONS OF THE BUYER

(a)	The Buyer is duly incorporated, organised and validly existing under the laws of Luxembourg.

(b)	The Buyer has all requisite power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the Acquisitions have been duly authorized by all necessary action on the part of the Buyer.

(c)	The Buyer has duly and validly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

(d)	No injunction issued by any court or Governmental Authority relating to the Buyer in order to restrain or prohibit the consummation of the Acquisition is presently in effect, and no Proceeding relating to the Buyer is threatened or pending before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the Acquisition.

(e)	The Buyer is not subject to any bankruptcy, insolvency or liquidation proceeding.

7.	INDEMNIFICATION

7.1	Responsibility of the Core Sellers

The indemnification obligations detailed under this Article 7 are of the sole responsibility of the Core Sellers. As such:

(i)	the Other Sellers shall not be held liable for any Losses under this Article 7;

(ii)	the Core Sellers shall be jointly but not severally (conjointement mais sans solidarité entre eux) responsible for 100% of all Losses under this Article 7, as if they were the actual owners of 100% of the Shares; and

(iii)	without prejudice to their joint but not several responsibility towards the Buyer, between them, each Core Seller shall be responsible under this Article 7 in the proportions set forth in Exhibit 7.1 attached hereto.

Notwithstanding the fact that all Core Sellers shall be jointly but not severally responsible hereunder, Mr. Leon LEVY and his holding company Halenbiz shall be jointly and severally (conjointement et solidairement) responsible hereunder, Mr. Serge SAADA and his holding company Emeth Conseil shall be jointly and severally (conjointement et solidairement) responsible hereunder, and Mr. Moïse TORJMANE and his holding company AT Conseil shall be jointly and severally (conjointement et solidairement) responsible hereunder.

7.2	Scope of Indemnification

The Core Sellers, acting jointly but not severally (conjointement mais sans solidarité entre eux), hereby undertake to pay, reimburse or indemnify the Buyer (or, at the sole option of the Buyer, any of the Target Group Companies) for any Losses incurred or borne by the Buyer and/or any of the Target Group Companies, arising out or resulting from the following events (the “Indemnity”):

(i)	any breach or inaccuracy of any of the Representations and Warranties made in Article 5, it being understood that when expressly specified in a Disclosure Schedule, such Disclosure Schedule and the information contained in it shall not be constructed as an exception to the related Representation and Warranty;

(ii)	any breach of or default in connection with any of the Sellers’ covenants provided in Section 10.3;

(iii)	any breach of or default in connection with any of the Core Sellers’ covenants provided in Sections 10.1 and 10.2; and

(iv)	any fraud or “dol” of any of the Sellers carried out directly to the prejudice of the Buyer in connection with the Acquisition.

Any payment made by the Core Sellers and/or the Escrow Agent to the Buyer and/or the Target Group Companies under this Article 7 shall be deemed a reduction of the Purchase Price up to the amount of the Purchase Price and, with respect to any amount paid above the amount of the Purchase Price, as an indemnification.

7.3	Calculation of the Indemnity

(i)	Should the payment, by the Core Sellers, be subject to any Taxes at the level of the Buyer within the following financial year where any such matter giving rise to Taxes has occurred, the amount of any Loss which may be due and payable by the Core Sellers as a result of any claim brought by the Buyer pursuant to this Article 7 shall be increased by the amount of any Taxes effectively paid by the Buyer as a result of the payment being received by it, so that the net amount received by the Buyer after payment of Taxes be equal to the amount of the Loss.

(ii)	The Buyer shall not be entitled to receive payment more than once under the same fact, event or act, even if the said fact, event or act is covered under several representations and warranties in this Agreement.

(iii)	The Buyer shall not be entitled to any payment for any Loss under this Article 7 if and to the extent that the Buyer has actually recovered insurance proceeds or sums from a third party in respect, directly and specifically, of such Loss. As the case may be, should the Buyer actually recover insurance proceeds or sums from a third party after receiving payment from the Escrow Agent and/or the relevant Core Sellers, the Buyer shall promptly repay to the Escrow Agent and/or such Core Sellers the amount of such payment up to the amount of such insurance proceeds or sums received from a third party.

(iv)	Any Tax savings actually achieved by the Target Group Companies (concerning corporation tax or even VAT) in relation with any specific Loss shall be taken into account and reduce, in equal measure, the amount of the Indemnity to be paid in connection with such Loss, provided however that said Tax savings occur within the same financial year or the following financial year during which the deductible expense is recognized.

(v)	The Core Sellers shall not be liable for any Loss, to the extent that the subject of such Loss is already reserved (provisionné) for in the Locked-Box Accounts, it being understood that in the event that the reserve accounted for does not cover the total amount of the Loss, the Core Sellers shall be liable only for the amount of the Loss in excess of such reserve.

(vi)	The Core Sellers shall not be liable under this Article 7 if and to the extent the Loss results from any fact and related risk which has been Fairly Disclosed by the Core Sellers to the Buyer in the Disclosure Schedule in accordance herewith.

7.4	De Minimis - Threshold - Cap

Subject to the provisions of Section 7.2:

(i)	No Indemnity shall be due by the Core Sellers to the Buyer in connection with any Loss unless the amount of the Loss set forth in the Claim individually exceeds two thousand and five hundred euros (2,500 €) (the “De Minimis”), it being specified that a series of claims that are directly related to one and the same matter shall be added up and considered as one single claim for the calculation of the aforementioned De Minimis.

(ii)	No Indemnity shall be due by the Core Sellers unless the aggregate amount of Losses exceeds fifty thousand euros (50,000 €), taking all of the Claims (greater than, or equal to, the De Minimis) together (the “Threshold”). Once the Threshold is reached, the indemnification obligation of the Core Sellers shall be for the full amount of all Claims from the first euro.

(iii)	The aggregate amount of Indemnity payable by the Core Sellers to the Buyer and/or the Target Group Companies under Section 7.2(i) shall be limited to:

a.	the amount of the Purchase Price with respect to any breach or inaccuracy of any Representations and Warranties made under Sections 5.1 and 5.2 (the “Specific Cap”); and

b.	one million and four hundred thousand euros (1,400,000 €) with respect to any breach or inaccuracy of any other Representations and Warranties made under Article 5 (the “General Cap”). In addition, and only in order to cover all or a part of the Capital Gain Risk and exclusively the Capital Gain Risk, the General Cap shall be increased by two hundred thousand euros (200,000 €), unless the Core Sellers justify to the Buyer (such justification being satisfactory to the Buyer) that this risk has been properly and fully regularized. The letter and documents provided to French Tax administration with respect to this regularization are set forth in Exhibit 7.4.

In all cases, notwithstanding any provision of the Agreement and in particular the foregoing, exclusively with respect to any Claims made under this Article 7 after January 1st, 2020, the General Cap shall be reduced as from January 1st, 2020 to eight hundred thousand euros (800,000 €) all risks combined (i.e. including Capital Gain Risk) less the portion of the aggregate amount of any Claims already paid to the Buyer under this Article 7 prior to January 1st, 2020 exceeding six hundred thousand euros (600,000 €).

The Buyer acknowledges that fixing and maintaining the General Cap was a determining condition for the consent of the Core Sellers without which they would not have entered into this Agreement.

(iv)	The aggregate amount of Indemnity payable by the Core Sellers to the Buyer and/or the Target Group Companies under Section 7.2(ii) shall be subject to the General Cap.

(v)	The aggregate amount of Indemnity payable by the Core Sellers to the Buyer and/or the Target Group Companies under Section 7.2(iii) and (iv) shall not be subject to the limitations set forth in Sections 7.4(i) to (iii).

7.5	Survival Period

The Buyer shall have no right to bring a Claim pursuant to this Article 7 unless the Buyer shall have given the Sellers Representative, a Claim Notice with respect thereto:

(i)	the applicable statute of limitation plus two (2) months for any Claim brought pursuant to:

a.	Section 7.2(i) for breach or inaccuracy of any Representations and Warranties made under Sections 5.1, 5.2, 5.9 and 5.19; and

b.	Sections 7.2(ii) to (iv); and

(ii)	prior to the expiry of a period of twenty-four (24) months after the Completion Date for any Claim brought pursuant to Section 7.2(i) other than for breach or inaccuracy of any Representations and Warranties made under Sections 5.1, 5.2, 5.9 and 5.19.

7.6	Claim

Any claim for indemnification by the Buyer under this Article 7 (a “Claim”) shall be notified in writing to the Sellers Representative, as follows:

(i)	each Claim shall state the grounds, and, if known, the amount claimed (which estimate shall not be conclusive of the final amount of such Claim) (the “Claim Notice”), along with, to the extent available, any reasonable supporting documents;

(ii)	each Claim Notice not relating to a Third Party Claim (it being understood that a claim from a Governmental Authority shall be considered as a Third Party Claim) shall be delivered by the Buyer to the Sellers Representative within thirty (30) days (or less if required by the as from the date on which the Buyer or its representatives becomes aware of the facts, grounds or circumstances giving rise to such Claim;

(iii)	in the event of a Third Party Claim (as defined below), the Buyer shall promptly following the receipt in writing of such Third Party Claim, notify the Sellers Representative of such Third Party Claim or demand and, if known, the amount claimed (which estimate shall not be conclusive of the final amount of such Third Party Claim);

(iv)	no delay in or failure to give a Claim Notice by Buyer to the Sellers Representative pursuant to this Section 7.6 shall adversely affect any of the other rights or remedies that the Buyer has under this Agreement or alter or relieve the Core Sellers of their obligations to make any payment pursuant to this Article 7, except and to the extent that such delay or failure has prejudiced the Core Sellers (and, then, to the extent of such prejudice) or if the Core Sellers have been deprived to exercise a right or use a remedy that may preclude or limit their liability;

(v)	the Sellers Representative may object to any Claim Notice by delivering written notice to the Buyer (with a copy to the Escrow Agent if a Claim Notice was delivered to the Escrow Agent) (a “Claim Objection Notice”). Such Claim Objection Notice shall describe the grounds for such objection in reasonable detail;

(vi)	if the Sellers Representative objects in writing to any Claim Notice within thirty (30) days after delivery of such Claim Notice, the Sellers Representative and the Buyer shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such Claims. If the Sellers Representative and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and, within thirty (30) days of entering into such memorandum, whose copy shall be promptly delivered to the Escrow Agent, it being understood that the Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the cash as soon as practicable from the Escrow Amount in accordance with the terms thereof;

(vii)	if no such agreement can be reached after good-faith negotiation and after thirty (30) days after delivery of a Claim Objection Notice, either the Buyer or the Sellers Representative on behalf of the Core Sellers, may bring an action against the other Party to resolve the dispute in accordance with Article 12.

7.7	Third-Party Claims

In the event of a claim brought or threatened to be brought in writing by a third party (a “Third Party Claim”):

(i)	The Buyer shall, and shall procure that the relevant Target Group Company shall, conduct and control the Third Party Claim, take any action to dispute, resist, appeal, compromise, defend, remedy, settle or mitigate the matter or enforce against a person the rights of the Buyer or such Target Group Company in relation to the matter.

(ii)	The Buyer shall provide the Sellers Representative the opportunity to participate at its own cost in any defence of such Third Party Claim; the Buyer shall keep the Sellers Representative regularly informed as to the defence of such Third Party Claim and shall consider any comments made by the Sellers Representative; The Sellers Representative shall have access to the existing and necessary documents relating to the Third Party Claim and shall be consulted on the choice of options relating to the Third Party Claim.

(iii)	Any settlement of any Third Party Claim as well as any action, appeal recourse and any renunciation to appeal related to any Third Party Claim shall have received the written consent of the Core Sellers, which cannot be refused without a legitimate reasonable basis and taking into account the Target Group Companies social interest, it being understood that, in case of refusal by the Core Sellers, the latter shall acknowledge their liability and be considered as liable under Article 7 with respect to the Loss arising from such Third Party Claim.

(iv)	Any reasonable out of pocket costs and expenses of defense and investigation, including court costs and reasonable attorneys fees incurred by the Buyer or the Target Group Companies in connection with the defense of any Third Party Claim shall be borne by the Core Sellers, it being understood that the Buyer shall procure that the Target Group Companies shall make their best efforts to obtain the reimbursement of their costs and expenses of defense by the relevant third party claimants should the Target Group Companies’ position prevail.

(v)	For the avoidance of doubt, as from the Completion Date, Mr. Leon LEVY, Mr. Serge SAADA and Mr. Moïse TORJMANE shall continue to conduct and manage the ongoing disputes and litigation listed in Exhibit 8.2(i) attached hereto, it being understood that they shall keep the Buyer reasonably and regularly informed as to the status of such litigation and that any legal fees incurred by the Target Group Companies in connection therewith shall remain reasonable and consistent with past practice.

(vi)	Failure by the Buyer to comply with the procedure described above shall result in a total or partial loss of warranty with respect to any Claim, only to the extent that the Core Sellers have been deprived to exercise a right or use a remedy that may preclude or limit their liability in connection with such Claim.

7.8	Set-off

The Buyer shall be entitled to set-off any of its Claims it may have against the Core Sellers under or pursuant to this Agreement with the Earn-Out payments due to the Core Sellers, provided that (i) the Indemnity and the Earn-Out Amount are due and payable and (ii) the Escrow Amount available is insufficient to pay the Indemnity.

8.	SELLERS SPECIFIC INDEMNITIES

8.1	Responsibility of the Core Sellers

The indemnification obligations detailed under this Section 8 are of the sole responsibility of the Core Sellers. As such:

(i)	the Other Sellers shall not be held liable for any Losses under this Article 8;

(ii)	the Core Sellers shall be jointly but not severally (conjointement mais sans solidarité entre eux) responsible for 100% of the Losses under this Article 8, as if they were the actual owners of 100% of the Shares; and

(iii)	without prejudice to their joint but not several responsibility towards the Buyer, between them, each Core Seller shall be responsible under this Article 8 in the proportions set forth in Exhibit 7.1 attached hereto.

Notwithstanding the fact that all Core Sellers shall be jointly but not severally responsible hereunder, Mr. Leon LEVY and his holding company Halenbiz shall be jointly and severally (conjointement et solidairement) responsible hereunder, Mr. Serge SAADA and his holding company Emeth Conseil shall be jointly and severally (conjointement et solidairement) responsible hereunder, and Mr. Moïse TORJMANE and his holding company AT Conseil shall be jointly and severally (conjointement et solidairement) responsible hereunder.

8.2	Specific Indemnities

The Core Sellers shall, jointly but not severally (conjointement mais sans solidarité entre eux), indemnify and hold the Buyer harmless (or, at the sole option of the Buyer, any of the Target Group Companies) for any Loss incurred, borne or suffered by the Buyer and/or any of the Target Group Companies, arising out of, directly or indirectly:

(i)	the ongoing disputes and litigation listed in Exhibit 8.2(i) attached hereto, only for the amount exceeding the relevant respective reserves (provisions) properly recorded in the Locked-Box Accounts for an aggregate amount of one hundred thirty nine thousand euros (139,000 €), it being understood that (α) the aggregate amount of Indemnity payable by the Core Sellers to the Buyer and/or the Target Group Companies under this Section 7.2(i) shall be uncapped and (ß) should any of the reserves (provisions) properly recorded in the Locked-Box Accounts for an aggregate amount of one hundred thirty nine thousand euros (139,000 €) with respect to the ongoing disputes and litigation listed in Exhibit 8.2(i) attached hereto be properly and irrevocably reversed, the amount of such reversed reserves shall be paid promptly by the Buyer to the Sellers, by wire transfer to the Paying Agent’s Account; and

(ii)	the Prior Restructuring, it being understood that the aggregate amount of Indemnity payable by the Core Sellers to the Buyer and/or the Target Group Companies under this Section 7.2(ii) shall be uncapped.

(collectively, the “Specific Indemnities”),

For the avoidance of doubt ad except as set forth under this Section 8.2, nothing in this Agreement shall exclude or limit the liability of the Core Sellers under this Article 8. In particular, the liability of the Core Sellers under this Article 8 shall not be (i) subject to any limitations set forth in Article 7 and/or (ii) excluded as a result of facts and/or risks disclosed in the Schedules to Article 5. In addition, any payment made under this Article 8 shall not be deducted from the cap amounts set forth in Section 7.4.

9.	ESCROW

As a security for the Core Sellers’ payment obligations (if any) under Articles 3.4, 7 and 8, the Escrow Amount has been paid by the Buyer to the Escrow Agent on the Completion Date. The Parties hereby acknowledge and agree that the Buyer shall be entitled to recover any portion of or the full amount of any payment due by the Core Sellers under Articles 3.4, 7 and/or 8 first from the Escrow Amount.

The Escrow Amount shall be held by the Escrow Agent in the Escrow Account pursuant to the terms and conditions of an escrow agreement to be entered into among the Core Sellers, the Buyer and the Escrow Agent on the Completion Date, in the form attached as Exhibit 9 attached hereto (the “Escrow Agreement”).

If the Core Sellers owed an Indemnity, the Buyer undertakes to request the payment of this Indemnity from the Escrow Agent prior to any other payment or method of payment and in particular before making any set-off against the Earn Out Amount.

The fees to be paid to the Escrow Agent shall be borne 50% by the Buyer and 50% by the Core Sellers.

10.	COVENANTS

For the purpose of this Article 10, each Core Seller shall only be responsible for its own breaches to the exclusion of any breaches committed by the other Core Sellers.

10.1	Non-competition

In exchange for the consideration received hereunder for the purchase of the Shares by the Buyer, each of the Core Sellers hereby irrevocably agrees, whether alone or jointly with other parties, directly or indirectly (notably through any other Person), for their own benefit or for the benefit of any third party, for a period starting from the Completion Date and ending on December 31, 2020 in the territory of France by any manner and in any respect whatsoever, not to:

a)	carry out any activity carried out by the Target Group Companies in relation with the Business (the “Prohibited Activities”), except if expressly authorized in writing by the Buyer;

b)	have an interest or participate in any way in the Prohibited Activities, notably by holding a position of manager, corporate representative, legal representative, chief executive officer, director, member of the supervisory board or of the management board, employee, external consultant or otherwise, or by holding any stake in the share capital of any company, entity or group which carries out a Prohibited Activity; and

c)	in view of, or resulting in, the direct or indirect carrying out of a Prohibited Activity, without the prior written consent of the Buyer, solicit, attempt to solicit, engage in or develop any material business relationship (including but not limited to as a shareholder, external counsel, employee, distributor or supplier) with any other Person, company or entity whatsoever which is or has been connected to the Target Group Companies (including but not limited to as a client, supplier, shareholder, external counsel, employee or else) at any time during the two (2) years preceding the date hereof.

However, as an exception to the above, if the mandate of one of the General Managers is revoked (for any reason other than fraud, gross negligence or willful misconduct) before the end of the Initial Term, the non-competition commitments set forth under this Section 10.1 shall end with respect to the revoked General Manager at the end of a period of one (1) year as from the date of actual termination of the mandate of such General Manager.

10.2	Non-solicitation

Each of the Sellers shall refrain, whether directly or indirectly, for a period starting from the Completion Date and ending on December 31, 2020:

a)	from hiring, soliciting or offering the conclusion of any employment agreement or service provider agreement to any Employee; and

b)	from encouraging said Employee from leaving his employment with any Target Group Company.

However, as an exception to the above, if the mandate of one of the General Managers is revoked (for any reason other than fraud, gross negligence or willful misconduct) before the end of the Initial Term, the non-solicitation commitment set forth under this Section 10.2 hall end with respect to the revoked General Manager at the end of a period of one (1) year as from the date of actual termination of the mandate of such General Manager.

10.3	Sellers’ Status

a)	Resignation as Presidents

On the Completion Date, Mr. Léon Levy, Mr. Serge Saada and Mr. Moïse Torjmane have actually and properly resigned from their corporate officer duties and employment positions in the Target Group Companies. Mr. Léon Levy, Mr. Serge Saada and Mr. Moïse Torjmane expressly acknowledge and agree that the Target Group Companies do not owe them any sum of any kind whatsoever and irrevocably fully waive any claims or cause of actions against the Target Group Companies, their legal representatives, officers, agents or employees in connection with their former position as corporate officers and/or employees within the Target Group Companies or their resignation thereof, and hereby release the Target Group Companies, their legal representatives, officers, agents or employees from any obligations or liabilities whatsoever in connection therewith.

b)	Appointment as General Managers

On the Completion Date, Mr. Léon Levy, Mr. Serge Saada and Mr. Moïse Torjmane shall each be appointed as General Managers (Directeurs Généraux) in each Target Group Companies (the “General Managers”) in order to operate the day to day business of such companies, under the control of the Presidents and the sole shareholder of such Target Group Companies. Mr. Léon Levy, Mr. Serge Saada and Mr. Moïse Torjmane agree to be appointed and remain General Managers in the Target Group Companies for a fixed period starting on the Completion Date until December 31, 2019 (the “Initial Term”) under the following conditions. During the Initial Term, the Buyer undertakes on his behalf and on behalf of any of the Target Group Companies not to revoke them from their mandates as General Managers, except and only in case of fraud, gross negligence (faute grave) or wilful misconduct (faute lourde) within the meaning of the labor case law of the French final Court of Appeal (Cour de Cassation). However, any General Manager may legitimately resign for medical reason, subject to providing a certificate issued by a French doctor attesting or certifying that such General Manager is no longer able to perform his duties as General Manager for a period exceeding the end of the Initial Term. As long as they remain General

Managers, the annual aggregate and gross compensation to be paid by the Target Group Companies in connection therewith shall be of one hundred and ninety-two thousand euros (192,000 €) for each of Mr. Léon Levy and Mr. Moïse Torjmane, and of one hundred and sixty-seven thousand euros (167,000 €) for Mr. Serge Saada. The General Managers shall be entitled to the reimbursement of their reasonable professional expenses (travel, accommodation, restaurant...) consistent with past practice to the extent compliant with the Buyer’s internal policy in that respect. under the same conditions as before the Acquisition.

c)	Powers

Finally, although the General Manager would have the same powers as the President of the concerned Target Group Company, the following actions or decisions of the General Managers would in any case require the prior written approval of the relevant President:

General

(i)	adoption of the annual budget and targets which shall be consistent (i.e. equal or exceed) with the Earn-Out targets as set forth in Exhibit 3.3.1(i) attached hereto;

(ii)	investments in new services if this involves a significant cost of non-billable time.

Sales

(i)	conclusion of any new staffing contract generating a revenue exceeding one million euros (1,000,000 €);

(ii)	conclusion of any service contracts (i.e. contracts including deliverables, commitments, KPI’s, SLA’s, etc.) generating a revenue exceeding five hundred thousand euros (500,000 €);

(iii)	issuance of any credit notes to customers for an amount exceeding seven thousand five hundred euros (7,500 €), it being understood that such requirement shall not apply with respect to “internal” credit notes with no P&L impact.

Purchases (CAPEX and/or OPEX)

(i)	purchases or expenses, exceeding seven thousand five hundred euros (7,500 €), including for example costs of training, recruiting, marketing, events; office supplies, IT equipment, etc., it being understood that such requirement shall not apply to:

a.	renewal of recurring expenses for which the initial contract had been approved such as rent, electricity, etc.;

b.	purchases in the context of a customer contract (back-to-back) such as subcontractors and software, to the extent that they are integrated in the proposal/contract and follow the approval rules set forth under the Sales section above.

HR

(ii)	hiring of new office staff (i.e. overhead such as sales, recruiters, managers, HR, admin & finance);

(iii)	implementation of overall plan for salary increases for office staff;

(iv)	any changes in incentive plans.

As the decisions mentioned above could potentially have a direct impact on the ability of the General Managers to achieve the Revenue and EBIT targets conditioning the Earn-Out, the Buyer undertakes to ensure that any refusal by the President of any Target Group Company in relation to any of the foregoing decisions or actions shall, upon the written request of the General Manager, be reasonably justified and discussed with such General Manager. The President shall also take consider any comments made by the General Manager, it being understood that he remains free to take the final decision.

Furthermore, any amendment of Article 15 of the Articles of Association (Statuts) of any Target Group Company which may have an impact on the undertakings of the Buyer as provided in this Section 10.3 or the status of the General Managers shall be subject to the prior written approval of the Sellers’ Representative.

For the avoidance of doubt, the Parties hereby agree and acknowledge that, as the Buyer’s sole option, a reorganization of the Target Group Companies might occur at any time after the Completion Date. In such a case, Mr. Léon Levy, Mr. Serge Saada and Mr. Moïse Torjmane would be appointed or remain General Managers in the surviving entity, subject to the terms and conditions set forth above.

11. MISCELLANEOUS

11.1	Confidentiality - Public Announcement

Each Party hereto shall hold, and shall use its best efforts to cause its Affiliates, and their respective representatives and advisers to hold, in strict confidence from any person (other than its Affiliates or their representatives or advisers), unless (i) compelled to disclose by Proceedings or by other requirements of Law derived therefrom or (ii) disclosed in Proceedings brought by a Party hereto in pursuit of its rights or in the exercise of its remedies hereunder, the terms and conditions of the Acquisition as set forth herein as well as all documents and information concerning the other Party or any of its Affiliates furnished to it by such Party or its representatives and advisers in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been:

(a)	in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party; or

(b)	later acquired by the receiving Party from another source if the other source is not under an obligation to another party hereto to keep such documents and information confidential;

provided, however, that following the Completion Date, the foregoing restrictions shall not apply to Buyer’s use of documents and information concerning the Target Group Companies furnished by the Sellers hereunder.

Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement shall only be issued by any Party at such time and in such manner as the Buyer shall determine. The Buyer and the Sellers Representative shall consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Target Group Companies shall be informed of the transactions contemplated by this Agreement, and the Buyer has the right to be present for any such communication.

11.2	Sellers Representative

The Sellers hereby jointly authorize and empower Mr. Léon Levy as their joint authorised representative and general attorney in fact under this Agreement with the right of substitution (such person and any of its substitutes or replacements, the “Sellers Representative”).

The power of attorney of the Sellers Representative includes in particular the exercise of any rights, the giving and receiving of notices (including court notices and notices of service), the making or receiving of any other form of statement or communication on behalf of any or all of the Sellers under this Agreement, the receipt from the Buyer of the payments to be made hereunder and the distribution of such payments to the respective Sellers, the power to represent the Sellers in any dispute resolution proceeding.

A decision, act, consent or instruction of the Sellers Representative constitutes a decision of all the Sellers and is final, binding and conclusive upon the Sellers and the Buyer may rely upon any such decision, act, consent or instruction of the Sellers Representative as being the decision, act, consent or instruction of the Sellers. The Buyer is hereby relieved from any liability to any person for any acts done or omissions by the Buyer in accordance with such decision, act, consent or instruction of the Sellers Representative.

Without limiting the generality of the foregoing, the Buyer is entitled to rely, without inquiry, upon any document delivered by the Sellers Representative as being genuine and correct and having been duly signed or sent by the Sellers Representative. The power of attorney of the Sellers Representative is deemed to be in force as long as it has not been withdrawn in writing by the Sellers Representative on behalf of the Sellers or jointly revoked or substituted by all Sellers by a notice to the Buyer in accordance with Section 11.4.

Each Seller acknowledges that the appointment and grant of power and authority by a Seller to the Sellers Representative pursuant to this Section is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Seller or by operation of law except as in accordance with this Section.

The Sellers Representative may be replaced at any time by a notice to the Buyer by the Sellers Representative on behalf of the Sellers (without the Buyer’s obligation to verify the former Sellers Representative’s authority to effect such replacement on behalf of the Sellers) or jointly by the Sellers by a notice in accordance with Section 11.4

During the term of this Agreement and as long as the Buyer or the Sellers may make or pursue claims relating to, or arising out of, this Agreement, the Sellers agree that, in the event the power of attorney of the Sellers Representative is no longer in force, the Sellers shall replace the Sellers Representative by, and appoint, a new Sellers Representative as soon as practicable but in any event within 30 (thirty) days following the day the termination of the power of attorney of the Sellers Representative has become effective.

11.3	Expenses, Costs, Transfer Duties and Taxes

The registration duties on the sale of Shares shall be fully borne by the Buyer.

Except as otherwise provided in this Agreement, each Party shall pay its own costs and expenses relating to this Agreement.

11.4	Notices

All notices and other communications under this Agreement shall be made in writing and shall be considered duly given when received, if delivered personally or sent by registered or certified mail or by nationally recognized overnight courier service to the following addresses:

If to the Sellers - Sellers Representative:

Mr. Léon Levy

85 avenue Charles de Gaulle 92200 Neuilly Sur Seine

levy.leon@free.fr

With a copy to:

Me Johann Bouskila

6 Avenue Georges V – 75008 Paris

jbouskila@coveravocats.com

If to the Buyer:

Filip Gydé

Senior Vice President and General Manager

Address Woluwelaan 140A

1831 Diegem

Belgium

Email Filip.Gyde@ctg.com

with a copy to:

Name General Counsel

Address Computer Task Group Inc

800 Delaware Avenue

Buffalo, New York 14209

peter.radetich@ctg.com

Each Party may at any time change its address by giving notice to the other Parties in the manner described above.

11.5	Waiver

The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way to affect the validity of this Agreement. The waiver of any breach of agreement by any Party hereto shall not operate to be construed as a waiver of any other prior or subsequent breach.

11.6	Entire Agreement / Incorporation by Reference / Amendment

This Agreement embodies the entire agreement between the Parties hereto and supersedes all prior agreements, negotiations, offers and undertaking of the Parties with respect to the transaction contemplated herein. There have been and are no arrangements or warranties between the Parties other than those set forth or provided for herein. All Exhibits to this Agreement are incorporated as part of this Agreement by reference.

This Agreement may be amended only in writing through a document duly signed by the Buyer and the Sellers.

11.7	Severability

If any provision of this Agreement is held to be invalid or unenforceable for any reason it shall be revised rather than rendered void, if possible, in order to achieve the intent of the Parties to this Agreement to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

11.8	No Assignment

Neither this Agreement nor any rights or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party, except that:

(i)	in case of any type of simplified or standard merger (e.g. fusion par absorption, fusion simple, transmission universelle de patrimoine) of the Buyer into or with one of its Affiliates, all of the rights and obligations of the Buyer under this Agreement shall remain unchanged and automatically transfer to the absorbing, resulting or surviving entity as from the date of actual completion of such merger; and

(ii)	the Buyer may assign and delegate any or all of its rights, interests and obligations under this Agreement to any of its Affiliate.

In any case, any event involving the Buyer and/or any Target Group Company, such as any reorganization, simplified or standard merger (including any transmission universelle de patrimoine), contribution, share transfer or any similar transaction including any transaction triggering the loss of the legal personality (disparition de la personnalité morale), shall not deprive the Buyer from any of its rights under this Agreement nor release the Buyer from any of its obligations under this Agreement which rights and obligations shall all remain unchanged.

11.9   Number of originals

The Buyer and the Sellers acknowledge and expressly agree that this Agreement is executed in 4 originals.

One (1) original of the Agreement shall be kept by the Buyer and three (3) originals of the Agreement shall be kept by Mr. Léon Levy, Mr. Serge Saada and Mr. Moïse Torjmane for them and on behalf of the other Sellers.

11.10	Other

The Parties acknowledge that the terms and conditions provided for in this Agreement result from the negotiations that took place between the Parties and that the latter does not constitute an adhesion contract within the meaning of Article 1110 of the French Civil Code.

The Parties hereby waive their rights to the provisions of Article 1195 of the Civil Code.

12.   GOVERNING LAW / JURISDICTION

12.1	Governing Law

This Agreement shall be subject to and governed by French law.

12.2	Jurisdiction

Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall exclusively be resolved by the Paris Commercial Court.

List of Exhibits:

Exhibit B(i)	Prior Restructuring

Exhibit B(ii)	Prior Transfers

Exhibit C(i)	Sellers’ Allocation

Exhibit C(ii)	Core Sellers’ Allocation

Exhibit D	Target Group Companies

Exhibit G	Data Room Documents

Exhibit 1.1	Capital Gain Risk

Exhibit 3.2(i)	Paying Agent’s Account—Details

Exhibit 3.2(ii)	Escrow Account—Details

Exhibit 3.3.1(i)	Earn-Out Calculation Mechanisms

Exhibit 3.3.1(ii)	Earn-Out amounts, targets and calculation

Exhibit 5	Disclosure Schedules

Schedule 5.2.1(e)	Organization of the Target Group Companies

Schedule 5.3(b):	Books and records

Schedule 5.4(a)	Financial Statements

Schedule 5.4 (f)	Locked-Box Accounts

Schedule 5.5	Conduct of Business

Schedule 5.7 (b)	Owned Intellectual Property

Schedule 5.7 (c)	Third Party Intellectual Property

Schedule 5.7 (l)	data protection

Schedule 5.7 (m)	List of software licences or rights to use

Schedule 5.8	Information Technology

Schedule 5.9	Tax

Schedule 5.10	Legal proceedings

Schedule 5.13	Material Contracts

Schedule 5.14	Leased Real Property

Schedule 5.17	Insurance

Schedule 5.19 (a)	Labour Law

Schedule 5.19 (b)	Collective bargaining agreements

Schedule 5.19 (h)	Employees

Schedule 5.19 (i)	Consultancy

Schedule 5.19(l)	Labour Litigations

Schedule 5.21	List of related party agreements

Schedule 5.22	Debts and Liabilities

Exhibit 7.1	Allocation of responsibility between Core Sellers

Exhibit 7.4	Capital Gain regularization

Exhibit 8.2(i)	Specific Indemnity - Litigations

Exhibit 9	Escrow Agreement

On February 15, 2018

In four (4) originals:

Moïse Torjmane	Serge Saada

By:	By:

Léon Levy	Halenbiz

By:	By:

AT Conseil	Emeth Conseil

By:	By:

Hava Levy	Avidan Levy

By:	By:

Adiel Levy	Abigail Torjmane

By: Maurice Levy as tiers administrateur duly appointed	By:

Ariel Torjmane	Ava Torjmane

By:	By: Michaël Hassine as tiers administrateur duly appointed

Anette Torjmane	Salomon Torjmane

By:	By:

Ouriel Saada	Zeev Saada

By:	By:

Noa Saada	Natahlie Saada

By: Alain Saada as tiers administrateur duly appointed	By:

COMPUTER TASK GROUP IT SOLUTIONS S.A.

By: Filip Gydé, duly authorized for the purpose hereof.